UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

(Exact name of registrant as specified in its charter)

CALIBERCOS INC.

Commission File Number 024-11016

Delaware	47-2426901
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8901 E. Mountain View Rd., Ste 50	85258
Scottsdale, AZ	(Zip Code)
(Address of principal executive offices)

(480) 295-7600

Registrant’s telephone number, including area code

Series B Preferred Stock

(Title of class of securities issued pursuant to Regulation A)

Explanatory Note

In this report, the term “Caliber”, “we”, “us”, “our” or “the Company” refers to CaliberCos Inc.

This annual report on Form 1-K includes forward-looking statements within the meaning of the federal securities laws. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the operating results and financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, statements about:

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

●	our estimates of the size of our market opportunities;

●	our ability to effectively manage our growth;

●	our ability to successfully enter new markets, manage our growth expansion and comply with any applicable laws and regulations;

●	the effects of increased competition from our market competitors;

●	significant disruption in, or breach in security of, our information technology systems and resultant interruptions in service and any related impact on our reputation;

●	the attraction and retention of qualified employees and key personnel;

●	the effectiveness of our internal controls;

●	changes in laws and government regulation affecting our business;

●	the impact of adverse economic conditions;

●	the sufficiency of our cash and cash equivalents to meet our liquidity needs and service our indebtedness; and

●	outcomes of legal or administrative proceedings.

In addition, in this report, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this report. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this report and the documents that we reference in this report and have filed with the Securities and Exchange Commission as exhibits to this report with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PART II

Item 1. Business

General

Caliber is a leading vertically integrated asset management firm, whose primary goal is to enhance the wealth of investors seeking to make investments in middle-market assets. We strive to build wealth for our investor clients by creating, managing, and servicing proprietary products including middle-market investment funds, private syndications, and direct investments. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. We earn asset management fees calculated as a percentage of managed capital in our Funds and Offerings. We market our services through direct sales to private investors, wholesaling to investment advisers, direct sales to family offices and institutions and through in-house client services.

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investment opportunities, primarily projects that range in value between $5.0 million and $50.0 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

Caliber’s Integrated Model

While we primarily act as an alternative asset manager, we also offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services, including development and construction management, acquisition and disposition expertise, and fund formation, from which we derive revenue, which we believe differentiates us from other asset management firms. We believe our model allows us to acquire attractive projects, reduce operating costs and deliver services to our funds that enhance net returns to investors. We integrate our expertise and knowledge across these verticals to successfully manage our investment platform.

The following table summarizes the fees we are scheduled to earn by investment phase and distinguishes between fees that are incurred one time and fees that are earned throughout the investment life cycle.

Caliber Fee Structure

We follow a rigorous diligence process to identify and qualify each of our investments. We source and analyze our investment opportunities through the strong relationships and networks we have developed in our target markets. We utilize and consider both qualitative and quantitative data in the identification and selection of our investment opportunities. We consider data from varying sources including proprietary market analytics, cost of capital, and internal financial modeling projections. We also consider portfolio exposure or concentrations in any one asset class and other laws and requirements that are either outlined in our fund operating agreements or other limitations required by law. We primarily focus on direct investments into real estate and credit (lending) into real estate investments.

Real Estate – Our real estate expertise was formed in the wake of the 2008 financial crisis and encompasses hospitality, residential, and commercial asset types and vertical and horizontal projects. Our asset management team specializes by asset type, allowing for collaboration of different real estate verticals to gain pricing and capital deployment efficiencies as well purchasing power over materials and supplies to increase cash flows and returns. Our real estate products include core plus, value add, distressed and opportunistic investing. Our opportunity zone fund also provides access to tax efficient deployment of capital.

Credit – Our credit products are designed to meet our investors’ needs for stable, cash flowing investments. We deploy and enhance investing in both mezzanine and preferred equity strategies based on the capital requirements of the underlying investment. Each investment decision involves a number of factors and criteria that are focused on the subject asset’s ability to perform in the near term, its plans and projected capabilities, and its long-term return profile, among others.

Assets Under Management (“AUM”). AUM refers to the assets we manage or sponsor. We monitor two types of information with regard to our AUM:

i.	Managed Capital – we define this as the total equity capital raised from investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution and the potential to earn a performance fee over and above the preferred return at the time of the distribution. Our asset management fees are based on a percentage of Managed Capital and monitoring the change and composition of Managed Capital provides relevant data points for Caliber management to further calculate and predict future earnings.

ii.	Fair Value (“FV”) AUM – we define this as the aggregate fair value of the real estate assets we manage and from which we derive management fees, performance revenues and other fees and expense reimbursements. We estimate the value of these assets quarterly to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into the value of our carried interest at any point in time. We also utilize the FV AUM metric to predict the percentage of our portfolio which may need development services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted. As of December 31, 2022, we had total FV AUM of approximately $745.5 million.

Business Segments

Our operations are organized into three reportable segments for management and financial reporting purposes: Fund Management, Development, and Brokerage.

Fund Management — This segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), which acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from set up services and fund formation. We earn fund management fees for services rendered to each of the funds by Caliber Services as follows:

●	Asset Management Fee. We receive an annual asset management fee typically equal to 1.0% to 1.5% of the non-affiliated capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. These management fees are payable regularly, generally on a monthly basis, pursuant to our management agreement with each fund.

●	Carried Interest. We are entitled to an allocation of the income allocable to the limited partners or members of each fund for returns above accumulated and unpaid priority preferred returns and repayment of preferred capital contributions (the “Hurdle Rate”). Income earned with respect to our carried interest is recorded as Performance Allocations. Performance Allocations are an important element of our business and have historically accounted for a material portion of our revenues.

Depending on the fund, we typically receive a carried interest of 20.0% to 35.0%, depending on the fund, of all cash distributions from (i) the operating cash flow of each fund above the Hurdle Rate and (ii) the cash flow resulting from the sale or refinancing of any investments held by our funds after payment of the related fund’s investors unpaid priority preferred returns and Hurdle Rate. Our funds’ preferred returns range from 6.0% to 12.0%.

●	Financing Fee. We earn a fee upon the closing of a loan by our investment funds with a third-party lender to compensate us for the services performed and costs incurred in securing the financing. This is typically a fixed fee arrangement which approximates no more than 1.0% of the total loan and will not exceed 3.0% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction. Financing fees are recorded under Transaction and Advisory Fees.

●	Set-Up Fee. We charge an initial one-time fee related to the initial formation, administration and set-up of the applicable fund. Set-up fees can be flat fees or a percentage of capital raised, typically 1.5% of capital raised or less. These fees are recorded under Transaction and Advisory Fees.

●	Fund Formation Fee. Through Caliber Securities, we earn non-affiliated fees from raising capital for our funds. Our contracts with our funds are typically fixed fee arrangements which approximate no more than 3.5% on capital raised. These fees are recorded under Transaction and Advisory Fees.

Based on the contractual terms of the relevant funds we manage, in addition to the fees noted above, Caliber is entitled to be reimbursed for its expenses, which shall not exceed non-affiliated third-party costs, related to services provided to the funds.

Development — This segment represents our activities associated with providing real estate development services as their principal developer. These services include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the development or 4% of the total expected costs of the construction project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services and an Arizona licensed general contractor, acts as either the developer, development manager, and/or construction manager on our funds’ projects.

We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as Assets Under Development (“AUD”). This category includes projects we are planning to build on undeveloped land and projects to be built and constructed on undeveloped lands which are not yet owned by our funds but are under contract to purchase. Completing these development activities may ultimately result in income-producing assets, assets we can sell to third parties, or both. As of December 31, 2022, we are actively developing 2,460 multifamily units, 2,300 single family units, 2.5 million square feet of commercial and industrial, and 1.3 million square feet of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects, is $2.2 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that assets under development will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

Brokerage — This segment is involved in the buying, selling and leasing of all our funds’ assets. For the years ended December 31, 2022 and 2021, our brokerage segment completed approximately $117.5 million and $55.2 million in transactions generating approximately $2.1 million and $0.9 million of brokerage fees, respectively.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Analysis” for a discussion of activities by segment for the year ended December 31, 2022

Structure of Funds

We are focused on enhancing wealth for our clients by providing access to high quality alternative investments. We believe that capital organized privately into structured funds offers investors an attractive balance of risk-adjusted return and investment performance. By allowing minimum investments as low as $50,000, we provide investors, who may not otherwise have been able to purchase a large asset, a variety of alternative investment strategies, including typical real estate investment solutions.

Our funds are typically structured as limited partnerships or limited liability companies which have a specified period during which clients can subscribe for limited partnership units or membership interests in the funds. Once the client is admitted as a limited partner or member, that client generally cannot withdraw its investment and may be required to contribute additional capital if called by the general partner or managing member. These funds can have a single investment purpose or the ability to invest in a broad range of asset types. As funds liquidate their investments, they typically distribute the proceeds to the funds’ investors, however, and in particular with our multi-asset funds, the funds have the ability to retain the proceeds to make additional investments.

We act as an external manager of our funds, which have diversified investment objectives and include investment vehicles focused on real estate, private equity and debt facilities. The consolidated investment funds are variable interest entities in which Caliber has been determined to be the primary beneficiary for accounting purposes since we have the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. Our chief operating decision maker does not regularly review the operating results of these investment funds for the purpose of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds. Outside of our interests as the manager or general partner of these funds, our benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates” for discussion of our consolidation and segment accounting policies.

Investment Process and Risk Management

We maintain a rigorous investment process across all our funds. Each fund has investment policies and procedures that generally contain investment parameters and requirements, such as limitations relating to the types of assets, industries or geographic regions in which the fund will invest. An investment committee reviews and evaluates investment opportunities in a framework that includes a qualitative and quantitative assessment of the key opportunities and risks of investments.

Our investment professionals are responsible for the full life cycle of an investment, from evaluation, through execution, to exit. Investment professionals generally submit investment opportunities for review and approval by our investment committee. The investment committee is comprised of executives and senior leaders of the Company. When evaluating investment opportunities, the investment committee may consider, without limitation and depending on the nature of the investment and its strategy, the quality of the asset in which the fund proposes to invest, likely exit strategies, factors that could reduce the value of the asset at exit, and a range of economic and interest rate environments, macroeconomic trends in the relevant geographic region or industry and the quality of the asset’s business operations. Our investment committee also incorporates, to the extent appropriate, environmental, social and governance (“ESG”) factors into the investment decision-making process.

Existing investments are reviewed and monitored on a regular basis by investment and asset management professionals. In addition, our investment professionals and asset managers work directly with our portfolio companies’ directors, executives and managers to drive operational efficiencies and growth.

Capital Invested In and Alongside Our Investment Funds

To further align our interests with those of investors in our investment funds, we have invested our own capital and that of certain of our personnel in the investment funds that we sponsor and manage. Minimum general partner capital commitments to our investment funds are determined separately with respect to each of our investment funds and, generally, are less than 5% of the limited partner commitments of any particular fund. We determine whether to make general partner capital commitments to our funds in excess of the minimum required commitments based on, among other things, our anticipated liquidity, working capital and other capital needs.

Investors in many of our funds also receive the opportunity to make additional “co-investments” with the investment funds. Our employees, as well as Caliber itself, also have the opportunity to make investments, in or alongside our funds and other vehicles we manage, in some instances without being subject to management fees, carried interest or incentive fees. In certain cases, limited partner investors may pay additional management fees or carried interest in connection with such co-investments.

Competition

The alternative asset management industry is intensely competitive, and we expect it to remain so. For investments, we compete primarily on a regional, industry and asset basis. For capital and fund investors, we compete nationally and occasionally accept capital from international investors.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services. We also compete on investor preference, as alternative investments gain favor over traditional investments.

We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers, and other parties. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than are available to us. Many of these competitors have similar investment objectives to ours, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment.

We also compete within market segments. Caliber targets the middle-market segment, which includes investments generally too large or complex for smaller investors and too disaggregated or specialized for large investors. For investors, Caliber competes to gain investment from high net worth individuals, registered investment advisors, broker-dealers, family offices, and other institutions. Generally, we target the middle-market segment of those investors, offering access to alternative investments to investors who may not have traditionally had access in the past. For these investors, Caliber competes with all other sources of potential investment for their capital, including other alternative investments and traditional investments.

Strategy and Competitive Strengths

We manage and administer investment vehicles that allow investors to diversify their holdings into asset classes that would not be readily accessible to them otherwise. Caliber’s approach is to offer investors, and their wealth managers, products managed by a team aligned with their success by tying our financial success to a percentage of distributions enjoyed by our customers. Caliber’s strategy is grounded by a commitment to investor education, making the process of choosing alternative investments approachable and simple to understand.

Our competitive strengths include:

●	Extensive relationship and sourcing network. We leverage our relationships in order to source deals for our funds. In addition, our management has extensive relationships with major industry participants in each of the markets in which we currently operate. Their local presence and reputation in these markets enables them to cultivate key relationships with major holders of property inventory, in particular, financial institutions, throughout the real estate community.

●	Targeted market opportunities. We primarily focus on business and investment-friendly markets that have a long-term trend of population growth and income improvement, in particular focus on Arizona, Colorado, Nevada, Texas and Utah. We generally avoid engaging in direct competition in over-regulated and saturated markets.

●	Structuring expertise and speed of execution. We believe we have developed a reputation of being able to quickly execute, as well as originate and creatively structure acquisitions, dispositions and financing transactions. We have experience in a variety of investment strategies, including direct property investments, joint ventures, participating loans and investments in performing and non-performing mortgages with the objective of long-term ownership.

●	Vertically integrated platform for operational enhancement. We believe in a hands-on approach to real estate investing and possess local expertise in brokerage, development management, and investment sales, which we believe enable us to invest successfully in select submarkets. Our goal is to optimize the use of in-house services for high margin, low volume tasks while using third-party services for high volume, low margin tasks.

●	Focus on the middle market. We believe our focus on middle market opportunities offers our investors significant alternatives to active, equity investing. This focus has allowed us to offer a diversified range of alternative investment opportunities, particularly for accredited investors.

●	Risk protection and investment discipline. We underwrite our investments based upon an examination of investment economics and an understanding of market dynamics and risk management strategies. We conduct an in-depth sensitivity analysis on each of our fund investments. This analysis applies various economic scenarios that include, where appropriate, changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods.

Our Growth Strategy

We aim to continue building wealth for our investors by expanding our business with the following strategies:

●	Organic growth with our existing high net worth investor base. We estimate that we currently service less than 1% of the current high net worth investor base in the United States. Using our established direct sales method, we intend to attract additional high net worth individuals to expand our number of customers and our assets under management.

●	Expansion into additional distribution channels. We intend to expand Caliber’s recent, early success in accessing institutional channels by further expanding our fundraising activities directed to registered investment advisers (RIA), broker-dealers, family offices, and boutique institutions.

●	New funds and platforms. We intend to grow our AUM by expanding the number of available funds and products we offer. We will look for complementary products and vehicles that utilize our existing vertically integrated infrastructure to allow us to continue to capture attractive risk-adjusted returns. These areas of investment could include public funds, such as REITs, private credit, venture capital and private equity. We expect these new funds and platforms will attract new investors, in addition to leveraging our existing investor base and offering them access to a broad set of high-quality alternative investments.

●	Accretive acquisitions. We plan to evaluate potential accretive acquisition opportunities to expand our customer base and distribution of investments, our geographic reach, and our internal capabilities to execute on specific investment strategies. Our acquisition strategy focuses on two categories – acquisitions of alternative fund sponsors and asset managers who generally operate a similar business to Caliber’s and who are seeking to gain access to the benefits of being owned by a public company and strategic acquisitions of other entities to expand our distribution capabilities, product offerings, and services provided.

Human Capital Management

Caliber’s core principles of accountability, respect, and transparency are at the heart of who we are and how we operate. Our employees are integral to Caliber’s culture of transparency, integrity, professionalism, and excellence. Our employees adhere to these core principles leading to our continued success as an organization. Our professionals have decades of institutional experience in commercial, real estate, capital markets, alternative investments, and mergers and acquisitions. We give our employees the opportunities to develop their skills and encourage them to collaborate to achieve success.

As of December 31, 2022, we had 74 employees. None of our employees are currently covered by a collective bargaining agreement.

Talent Acquisition, Development and Retention

We face intense competition for qualified personnel. We believe the talent of our employees, in association with our rigorous investment process, has supported our growth and investment performance over the past decade. We are focused on hiring, training, and developing the skills and careers of our people. We provide opportunities for growth and development for our employees and support their personal and professional goals in an effort to retain the most talented individuals.

We value diversity and inclusion on our team. The opportunities we provide in conjunction with our reputation is what we believe makes us an attractive employer. We seek to retain and incentivize the performance of our employees through our compensation structure. We enter into non-competition and non-solicitation agreements with certain employees.

Compensation and Benefits

Our compensation strategy is designed to attract qualified talent, retain team members, and stay competitive within the talent market. Caliber continually evaluates our compensation structure to ensure it aligns with the market and continues to be an attractive component of joining our team. Compensation includes incentives for individual performance as well as overall Company success in meeting goals. We believe these additional incentives encourage team members to perform at a high level.

We provide our team members with competitive health and retirement offerings, as well as a variety of quality-of-life benefits, including flexible time-off, an employee assistance program at no cost to the employee, a Company match for retirement plan contribution, tuition reimbursement, and overall support for well-being and family planning resources.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the jurisdictions in which we operate relating to, among other things, anti-money laundering laws, and privacy laws with respect to client information, and some of our funds invest in businesses that operate in highly regulated industries. Each of the regulatory bodies with jurisdiction over us oversee many aspects of financial services, including the authority to grant, and in specific circumstances to revoke, permissions to engage in particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. The SEC and various self-regulatory organizations, state securities regulators, and international securities regulators have in recent years increased their regulatory activities, including regulation, examination, and enforcement in respect of asset management firms. Additional legislation, increasing regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules may directly affect our mode of operation and profitability.

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”). The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes thereto included elsewhere in this Annual Report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from these forward-looking statements as a result of certain factors.

Overview

Caliber was originally founded as Caliber Companies, LLC, an Arizona limited liability company, organized under the laws of Arizona, and commenced operations in January 2009. In November 2014, the Company was reorganized as a Nevada corporation and in June 2018, we reincorporated in the state of Delaware. We maintain a corporate website at Caliberco.com. On our website we make available, free of charge, information about the Company and its’ investments. None of the information on our website is deemed to be part of this report.

Caliber is a leading vertically integrated asset management firm whose primary goal is to enhance the wealth of investors seeking to make investments in middle-market assets. We strive to build wealth for our investor clients by creating, managing, and servicing proprietary products including middle-market investment funds, private syndications, and direct investments. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. We earn asset management fees calculated as a percentage of managed capital in our Funds and Offerings. We market our services through direct sales to private investors, wholesaling to investment advisers, direct sales to family offices and institutions, and through in-house client services.

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investment opportunities, primarily projects that range in value between $5.0 million and $50.0 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

While we primarily act as an alternative asset manager, we also offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services including development and construction management, acquisition and disposition expertise, and fund formation, which we believe differentiate us from other asset management firms. We believe our model allows us to acquire attractive projects, reduce operating costs, and deliver services to our funds that bolster net returns to investors.

Our operations are organized into three reportable segments for management and financial reporting purposes: Fund Management, Development, and Brokerage.

Fund Management — This segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, which acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, a wholly-owned Arizona registered issuer-dealer, which generates fees from set up services and fund formation. We earn fund management fees for services rendered to each of the funds by Caliber Services as follows:

●	Asset Management Fee. We receive an annual asset management fee typically equal to 1.0% to 1.5% of the non-affiliated capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. These management fees are payable regularly, generally on a monthly basis, pursuant to our management agreement with each fund.

●	Carried Interest. We are entitled to an allocation of the income allocable to the limited partners or members of each fund for returns above accumulated and unpaid priority preferred returns and repayment of preferred capital contributions (the “Hurdle Rate”). Income earned with respect to our carried interest is recorded as Performance Allocations. Performance Allocations are an important element of our business and have historically accounted for a material portion of our revenues.

Depending on the fund, we typically receive a carried interest of 20.0% to 35.0%, depending on the fund, of all cash distributions from (i) the operating cash flow of each fund above the Hurdle Rate and (ii) the cash flow resulting from the sale or refinancing of any investments held by our funds after payment of the related fund’s investors unpaid priority preferred returns and Hurdle Rate. Our funds’ preferred returns range from 6.0% to 12.0%.

●	Financing Fee. We earn a fee upon the closing of a loan by our investment funds with a third-party lender to compensate us for the services performed and costs incurred in securing the financing. This is typically a fixed fee arrangement which approximates no more than 1.0% of the total loan and will not exceed 3.0% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction. Financing fees are recorded under Transaction and Advisory Fees.

●	Set-Up Fee. We charge an initial one-time fee related to the initial formation, administration and set-up of the applicable fund. Set-up fees can be flat fees or a percentage of capital raised, typically 1.5% of capital raised or less. These fees are recorded under Transaction and Advisory Fees.

●	Fund Formation Fee. Through Caliber Securities, we earn non-affiliated fees from raising capital for our funds. Our contracts with our funds are typically fixed fee arrangements which approximate no more than 3.5% on capital raised. These fees are recorded under Transaction and Advisory Fees.

Based on the contractual terms of the relevant funds we manage, in addition to the fees noted above, Caliber is entitled to be reimbursed for its expenses, which are not to exceed non-affiliated third-party costs, related to services provided to the funds.

Development — This segment represents our activities associated with providing real estate development services as their principal developer. These services include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by our funds. Revenues generated by this segment are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project. Caliber Development, a wholly-owned subsidiary of Caliber Services and an Arizona licensed general contractor, acts as either the developer, development manager, and/or construction manager on our funds’ projects.

We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as AUD. This category includes projects we are planning to build on undeveloped land and projects to be built and constructed on undeveloped lands which are not yet owned by our funds but are under contract to purchase. Completing these development activities may ultimately result in income-producing assets, assets we can sell to third parties, or both. As of December 31, 2022, we are actively developing 2,460 multifamily units, 2,300 single family units, 2.5 million square feet of commercial and industrial, and 1.3 million of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects, is $2.2 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that assets under development will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

Brokerage — This segment is involved in the buying, selling and leasing of all our funds’ assets. For the years ended December 31, 2022 and 2021, our brokerage segment completed approximately $117.5 million and $55.2 million in transactions generating approximately $2.1 million and $0.9 million of brokerage fees, respectively.

Trends Affecting Our Business

Our business is driven by trends which affect the following:

1)	Capital formation: any trend which increases or decreases investors’ knowledge of alternative investments, desire to acquire them, access to acquire them, and knowledge and appreciation of Caliber as a potential provider, will affect our ability to attract and raise new capital. Capital formation also drives investment acquisitions, which contribute to Caliber’s revenues.

2)	Investment acquisition: any trend which increases or decreases the supply of middle-market real estate projects or loans, the accessibility of developments or development incentives, or enhances or detracts from Caliber’s ability to access those projects will affect our ability to generate revenue. Coincidentally, investment acquisitions, or the rights to acquire an investment, drive capital formation – creating a flywheel effect for Caliber.

3)	Project execution: any trend which increases or decreases the costs of execution on a real estate project, including materials pricing, labor pricing, access to materials, delays due to governmental action, and the general labor market, will affect Caliber’s ability to generate revenues.

Our business depends in large part on our ability to raise capital for our funds from investors. Since our inception, we have continued to successfully raise capital into our funds with our total capital raised through December 31, 2022 exceeding $599.0 million. Our success at raising new capital into our funds is impacted by the extent to which new investors see alternative assets as a viable option for capital appreciation and/or income generation. Since our ability to raise new capital into our funds is dependent upon the availability and willingness of investors to direct their investment dollars into our products, our financial performance is sensitive in part to changes in overall economic conditions that affect investment behaviors. The demand from investors is dependent upon the type of asset, the type of return it will generate (current cash flow, long-term capital gains, or both) and the actual return earned by our fund investors relative to other comparable or substitute products. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect an investor’s ability and desire to invest in real estate. For example, a significant interest rate increase could cause a projected rate of return to be insufficient after considering other risk exposures. Additionally, if weakness in the economy emerges and actual or expected default rates increase, investors in our funds may delay or reduce their investments; however, we believe our approach to investing and the capabilities that Caliber manages throughout the deal cycle will continue to offer an attractive value proposition to investors.

While we have had historical successes, there can be no assurance that fundraising for our new and existing funds will experience similar success. If we were unable to raise such capital, we would be unable to collect capital raise fees or deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

We remain confident about our ability to find, identify, and source new investment opportunities that meet the requirements and return profile of our investment funds despite headwinds associated with increased asset valuations, competition and increased overall cost of credit. We continue to identify strategic acquisitions on off-market terms and anticipate that this trend will continue. We are at a point in our investment cycle where some of our funds have begun to exit significant parts of their portfolios while other are approaching a potential harvesting phase. We have complemented these cycles with other newer funds that will maintain management fees while providing continued sources of activity for our Development segment.

Acquiring new assets includes being able to negotiate favorable loans on both a short and long-term basis. We strive to forecast and project our returns using assumptions about, among other things, the types of loans that we might expect the market to extend for a particular type of asset. This becomes more complex when the asset also requires construction financing. We may also need to refinance existing loans that are due to mature. Factors that affect these arrangements include the interest rate and economic environment, the estimated fair value of real property, and the profitability of the asset’s historical operations. These capital market conditions may affect the renewal or replacement of our credit agreements, some of which have maturity dates occurring within the next 12 months. Obtaining such financing is not guaranteed and is largely dependent on market conditions and other factors.

Trends

Interest rates

A prevailing trend in 2022 which affects our business is the rising interest rate environment. The majority of our funds’ assets are monetary in nature and subject to risk from changes in interest rates. Our earnings and cash flows depend to a great extent upon the difference between the interest our funds pay on loans and borrowings and the value of fixed-rate debt investments made by our funds. Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability. In addition, rising interest rates, coupled with periods of significant equity and credit market volatility may potentially make it more difficult for us to find attractive opportunities for our funds to exit and realize value from their existing investments.

Interest rates remained at relatively low levels on a historical basis and the U.S. Federal Reserve maintained the federal funds target range at 0.0% to 0.25% for much of 2020 and 2021. During the year ended December 31, 2022, the Federal Reserve raised interest rates by an aggregate of 425 basis points and 25 basis points during the two months ended February 28, 2023. The consensus is that rates will be increased additional times during 2023. Additionally, the current geopolitical environment in Europe provides yet another layer of uncertainty around the actions that the Federal Reserve might take. Market interest rates are affected by many factors outside of our control, including governmental monetary policies, domestic and international economic conditions, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. Rising interest rates create downward pressure on the price of real estate, increase the cost and reduce the availability of debt financing for the transactions our funds pursue and decrease the value of fixed-rate debt investments made by our funds, each of which may have an adverse impact on our business.

Increased costs of borrowing could also cause us to reconsider the purchase of certain real estate assets, the terms of any such purchase or the mix of debt and equity we employ in connection with such purchase. Such issues are expected to be more prevalent in a continued rising interest rate environment. A higher interest rate environment may lead to a significant contraction or weakening in the market for debt financing or have other adverse change relating to the terms of debt financing (such as, for example, higher equity requirements and/or more restrictive covenants), particularly in the area of acquisition financings for private equity and real estate transactions, could have a material adverse impact on our business. In a rising interest rate environment, the financing of acquisitions or the operations of our funds’ portfolio companies with debt may also become less attractive due to the cost of capital or limitations on the deductibility of corporate interest expense. If our funds are unable to obtain committed debt financing for potential acquisitions, can only obtain debt financing at an increased interest rate or on unfavorable terms or the ability to deduct corporate interest expense is substantially limited, our funds may face increased competition from strategic buyers of assets who may have an overall lower cost of capital or the ability to benefit from a higher amount of cost savings following an acquisition, or may have difficulty completing otherwise profitable acquisitions or may generate profits that are lower than would otherwise be the case, each of which could lead to a decrease in our revenues.

In addition, if our funds are unable to obtain committed debt financing for potential acquisitions, can only obtain debt financing at an increased interest rate or on unfavorable terms, this would require us to employ a higher mix of equity to acquire real estate assets. The cost of equity in a rising interest rate environment may also become more expensive; we may be required to offer a higher rate of return on equity in order to finance such assets. This in turn would adversely affect our profitability from such assets. While to date our funds’ borrowing costs have not substantially increased, as rates continue to increase, our ability to use leverage as a financing tool or to pass along any increased costs of borrowing or financing will become more difficult, all of which could have an adverse effect on our profitability.

Increased interest rates may impact our results of operations with the following challenges and opportunities.

●	Challenges

◦	decrease in asset management, set-up, and fund formation fees due to possible decrease in capital raised,

◦	decrease in performance allocation revenue due to funds’ possible decrease in operating cash flow and real estate sale proceeds,

◦	decrease in financing fees if a fund is unable to refinance any maturing debt, and

◦	decrease in brokerage revenue due to limited acquisition activity by our funds and possible decrease in fair value of funds’ real estate assets and sale price.

●	Opportunities

◦	increase in asset management, set-up, and fund formation fees due to possible increase in capital raise and acquisition of distressed multi-family real estate,

◦	increase in performance allocation revenue due to funds’ increase in operating cash flow related to possible increase in rental revenue,

◦	increase in development revenue as construction costs increase, and

◦	increase in brokerage revenue related to acquisition of distressed multi-family real estate.

Increased interest rates may impact our funds’ results of operations with the following challenges and opportunities.

●	Challenges:

◦	limit acquisitions,

◦	reduce profitability of acquisitions,

◦	decrease cash flow and working capital due to increased interest expense and construction costs,

◦	decrease the fair value of the funds’ real estate assets,

◦	reduce capital raise due an increase in investor expectations of return on their debt and equity investments, and

◦	difficulty in refinancing existing debt, which may cause the fund to extend more expensive bridge debt for longer periods of time or sell an asset prior to optimizing cash flows.

●	Opportunities

◦	increase rental rates, resulting in increased revenues, operating cash flow and working capital,

◦	increase sales of distressed multi-family real estate, and

◦	increase capital raise as investors are seeking enhanced transparency and investment opportunities focused on strategies to produce growth, yield and inflation protection, which is in line with our alternative investment strategy.

Currently, we do not expect any changes to our product and services mix due to a rising interest rate environment. We will continue to create, manage, and service middle-market investment funds, private syndications, and direct investments and our funds will continue to include investment vehicles focused primarily on real estate, private equity, and debt facilities. Project sales are driven by adherence to a long-term business plan for each asset and we do not plan to make any changes to the expected timelines in our business plan due to the increased cost of financing. If financing costs continue to increase or stay persistently high for an extended period, it may affect our decision to sell assets in the future, irrespective of our current plans, as continuing to hold those assets for rental income may offer a more attractive alternative. This would have the effect of maintaining and potentially increasing asset management fee revenues while decreasing the potential for performance allocations and transaction and advisory fee revenues over the same period of time. We also do not expect any decreases in project sales as our product sales are driven by adherence to a long-term business plan for each asset and we do not plan to make any changes due to the increased cost of financing.

Inflation

Another prevailing trend in 2022 which affects our business, and which corresponds with a rising interest rate environment, is the increase in inflation nationwide. Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. The annual inflation rate in the United States increased to 9.1% in June 2022, the highest rate since November 1981, but decreased to 6.5% in December 2022. As a result, during the year ended December 31, 2022, the Federal Reserve has increased the federal funds rate by 425 basis points and has indicated its intention to continue to increase interest rates in an effort to combat inflation.

Historically, inflation has tended to favor new capital formation for Caliber’s funds, as investors seek opportunities that can hedge against rising costs, such as real estate investments. For project execution, inflation has increased the cost of nearly all building materials and labor types, increasing the cost of construction and renovation of our funds’ assets. Furthermore, third parties we do business with, such as developers and contractors, are also affected by inflation and the rising costs of goods and services used in their businesses. A significant and continued increase in interest rates and inflation could have a negative impact on their ability to do business with us, which could affect our profitability.

COVID-19

The prevailing trend in 2021 that affected our business was the impact of the COVID-19 pandemic, which began having an effect in the first quarter of 2020, and which subsequently affected all three trends described above. COVID-19 continues to pose a threat to the health and economic well-being of the worldwide population and the overall economy in light of variants that seem to spread more easily than the original virus. While the equity markets have rebounded from their steep declines in March 2020 after the World Health Organization announced that infections of COVID-19 had become a pandemic, there is continued uncertainty as to the duration of the global health and economic impact caused by COVID-19 even with vaccines now available.

For the year ended December 31, 2020, the potential adverse effects of COVID-19 resulted in an immediate and sharp slowdown in the U.S. economy which created uncertainty in the global economic outlook. This adversely affected our ability to raise money into our funds for that fiscal period. However, the global economy improved and as a result capital raised into our funds rose to $114.0 million from $39.2 million for the years ended December 31, 2021 and 2020, respectively. We are continuing to monitor the recovery in velocity of new investment capital into our funds and anticipate continuing to see the same trend for the foreseeable future.

The extent to which the pandemic will affect our business, financial condition, results of operations, liquidity and prospects materially in the future will depend on future developments, including the duration, spread and intensity of the pandemic, the duration of government measures to mitigate the pandemic and how quickly and to what extent normal economic and operating conditions can resume, all of which are uncertain and difficult to predict.

Key Financial Measures and Indicators

Our key financial measures are discussed in the following pages. Additional information regarding these key financial measures and our other significant accounting policies can be found in Note 2 – Summary of Significant Accounting Policies in the notes to our accompanying consolidated financial statements included herein.

Total Revenue

We generate the majority of our revenue from (i) asset management fees, (ii) performance allocations and (iii) advisory and transaction services. Included within our consolidated results, are the related revenues of certain consolidated VIEs. During 2021, we realigned our operating segments to better reflect the internal management of our business based on a change to the way our chief operating decision maker monitors performance, aligns strategies, and allocates resources. See to Note 2 – Summary of Significant Accounting Policies – Segment Information in the notes to our accompanying consolidated financial statements for additional disclosures.

Total Expenses

Total expenses include operating costs, general and administrative, marketing and advertising and depreciation and amortization. Included within our consolidated results, are the related expenses of consolidated VIEs.

Other Income (Expenses)

Other income (expenses) include gain on extinguishment of debt, interest expense and interest income.

Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

The following table and discussion provide insight into our condensed consolidated results of operations for the years ended December 31, 2022 and 2021 (in thousands):

	Years Ended December 31,
	2022	2021	$ Change	% Change
Revenues
Asset management fees	$4,471	$3,476	$995	28.6%
Performance allocations	2,543	733	1,810	246.9%
Transaction and advisory fees	10,873	5,666	5,207	91.9%
Consolidated funds – hospitality revenue	59,564	40,837	18,727	45.9%
Consolidated funds – other revenue	6,505	5,321	1,184	22.3%
Total revenues	83,956	56,033	27,923	49.8%

Expenses
Operating Costs	14,609	9,685	4,924	50.8%
General and administrative	6,679	5,307	1,372	25.9%
Marketing and advertising	1,179	1,536	(357)	(23.2)%
Depreciation and amortization	58	83	(25)	(30.1)%
Consolidated fund expenses – hospitality expenses	60,667	55,999	4,668	8.3%
Consolidated fund expenses – other expenses	9,213	5,532	3,681	66.5%
Total expenses	92,405	78,142	14,263	18.3%

Consolidated funds – gain on sale of real estate investments	21,530	—	21,530	100.0%

Other income (expense), net	326	1,653	(1,327)	(80.3)%
Gain on extinguishment of debt	1,421	—	1,421	100.0%
Interest income	178	1	177	17700.0%
Interest expense	(1,055)	(712)	(343)	48.2%
Net income (loss) before income taxes	13,951	(21,167)	35,118	(165.9)%
Provision for income taxes	—	—	—	0.0%
Net income (loss)	13,951	(21,167)	35,118	(165.9)%
Net income (loss) attributable to noncontrolling interests	11,931	(20,469)	32,400	(158.3)%
Net income (loss) attributable to CaliberCos Inc.	$2,020	$(698)	$2,718	(389.4)%

For the years ended December 31, 2022 and 2021, total revenues were $84.0 million and $56.0 million, respectively, representing a period-over-period increase of 49.8%. This increase was primarily due to an increase in revenues in our consolidated fund hotel assets whose operations are recovering from the impact of the COVID-19 pandemic. Additionally, the increase in revenue was driven by a significant increase in transaction and advisory fees, related to fund set-up fees and performance allocations captured from the sale of investments.

For the years ended December 31, 2022 and 2021, total expenses were $92.4 million and $78.1 million, respectively, representing a period-over-period increase of 18.3%. The increase was primarily due to an increase in consolidated fund related expenses as operations are recovering from the impact of the COVID-19 pandemic and the hotel properties began hiring more employees to cater to the increasing occupancies. In addition, the increase in operating costs was primarily due to an increase in payroll costs related to increased headcount and cost of human capital.

For the year ended December 31, 2022, consolidated funds – gain on sale of real estate investments includes the gain recognized in 2022 on the sale of GC Square Apartments for $21.5 million, a multi-family property with a cost basis of $9.1 million. The sale drove the majority of our performance allocations for the period and as of December 31, 2021, this real estate investment was included in real estate assets held for sale on the consolidated balance sheets.

For the year ended December 31, 2022, gain on extinguishment of debt represents the gain recognized on the forgiveness of a PPP loan of $1.4 million principal, plus accrued interest.

Segment Analysis

The following discussion is specific to our various segments for the years ended December 31, 2022 and 2021. Our segment information is presented in a format consistent with the information senior management uses to make operating decisions, assess performance and allocate resources.

For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP because these fees are eliminated in consolidation when they are derived from a consolidated fund. Furthermore, segment expenses are also different than those presented on a consolidated U.S. GAAP basis due to the exclusion of fund expenses that are paid by the consolidated funds.

Fund Management

The following table presents our results of operations for our Fund Management segment (in thousands):

	Years Ended December 31,
	2022	2021	$ Change	% Change
Revenues
Asset management fees	$8,311	$7,610	$701	9.2%
Performance allocations	2,543	733	1,810	246.9%
Transaction and advisory fees	7,312	3,240	4,072	125.7%
Total revenues	18,166	11,583	6,583	56.8%
Expenses
Operating costs	12,517	7,725	4,792	62.0%
General and administrative	6,454	5,084	1,370	26.9%
Marketing and advertising	1,180	1,533	(353)	(23.0)%
Depreciation and amortization	35	38	(3)	(7.9)%
Total expenses	20,186	14,380	5,806	40.4%

Other (expenses) income, net	(13)	1,090	(1,103)	(101.2)%
Gain on extinguishment of debt	1,421	—	1,421	100.0%
Interest expense	(1,004)	(641)	(363)	56.6%
Interest income	178	104	74	71.2%
Net loss	$(1,438)	$(2,244)	$806	(35.9)%

For the years ended December 31, 2022 and 2021, performance allocations were $2.5 million and $0.7 million, respectively. The increase is due to a $2.3 million increase in our carried interest earned by the Company related to the sale of the GC Square Apartments multi-family property in March 2022.

For the years ended December 31, 2022 and 2021, transaction and advisory fees were $7.3 million and $3.2 million, respectively. The increase is primarily related to the fund set-up fees for Caliber Tax Advantaged Opportunity Zone Fund II, LLC.

For the years ended December 31, 2022 and 2021, operating costs were $12.5 million and $7.7 million, respectively, representing a period-over-period increase of 62.0%. This increase was primarily due to an increase in payroll costs related to increased headcount and cost of human capital.

For the years ended December 31, 2022 and 2021, general and administrative costs were $6.5 million and $5.1 million, respectively, representing a period-over-period increase of 26.9%. This increase was primarily due to an increase in professional fees and an increase in the legal accrual related to our settlement agreement with 6831614 Manitoba Ltd.

For the year ended December 31, 2022, gain on extinguishment of debt represents the gain recognized on the forgiveness of a PPP loan of $1.4 million principal, plus accrued interest.

Development

The following table presents our results of operations for our Development segment (in thousands):

	Years Ended December 31,
	2022	2021	$ Change	% Change
Revenues
Transaction and advisory fees	$3,492	$3,211	$281	8.8%
Total revenues	3,492	3,211	281	8.8%
Expenses
Operating costs	1,617	2,659	(1,042)	(39.2)%
General and administrative	210	162	48	29.6%
Marketing and advertising	—	3	(3)	(100.0)%
Depreciation and amortization	9	—	9	100.0%
Total expenses	1,836	2,824	(988)	(35.0)%

Other income (expense), net	217	53	164	309.4%
Net income	$1,873	$440	$1,433	325.7%

For the years ended December 31, 2022 and 2021, transaction and advisory fees were $3.5 million and $3.2 million, respectively, representing a period-over-period increase of 8.8%. The increase is primarily due to an increase in construction management fees related to new construction projects and increased construction activity in the year ended December 31, 2022, as compared to the same period in 2021.

For the years ended December 31, 2022 and 2021, operating costs were $1.6 million and $2.7 million, respectively, representing a period-over-period decrease of 39.2%. This decrease was due to lower headcount as we no longer act as general contractor on development projects.

Brokerage

The following table presents our results of operations for our Brokerage segment (in thousands):

	Years Ended December 31,
	2022	2021	$ Change	% Change
Revenues
Transaction and advisory fees	$2,460	$1,198	$1,262	105.3%
Total revenues	2,460	1,198	1,262	105.3%
Expenses
Operating costs	476	259	217	83.8%
General and administrative	77	61	16	26.2%
Depreciation and amortization	—	45	(45)	(100.0)%
Total expenses	553	365	188	51.5%

Other income (expense), net	52	510	(458)	(89.8)%
Interest expense	(52)	(115)	63	(54.8)%
Net income	$1,907	$1,228	$679	55.3%

For the years ended December 31, 2022 and 2021, transaction and advisory fees were $2.5 million and $1.2 million, respectively. The increase is primarily related to an increase of brokerage transactions, which were $117.5 million during the year ended December 31, 2022, as compared to $55.2 million during the same period in 2021.

Investment Valuations

The investments that are held by our funds are generally considered to be illiquid and have no readily ascertainable market value. We value these investments based on our estimate of their fair value as of the date of determination. We estimate the fair value of our fund’s investments based on a number of inputs built within forecasting models which are either developed by a third party or by our internal finance team. The models generally rely on discounted cash flow analysis and other techniques and may include independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amounts of cash flows, income and expenses for the property, the appropriateness of discount rates used, overall capitalization rate, and, in some cases, the ability to execute, estimated proceeds and timing of expected sales and financings. The majority of our assets utilize the income approach to value the property. Where appropriate, management may obtain additional supporting evidence of values from methods generally utilized in the real estate investment industry, such as appraisal reports and broker price opinion (“BPO”) reports.

As discussed elsewhere in this document, we have experienced adverse effects related to COVID-19 on our assets. It is unclear whether the effects of COVID-19 will have a lasting and prolonged effect on asset values over the long term.

With respect to the underlying factors that led to the change in fair value in the current year, we identify assets that are undervalued and/or underperforming at the time of acquisition. Such assets generally undergo some form of repositioning soon after our acquisition in order to help drive increased appreciation and operating performance. Once the repositioning is complete, we focus on increasing the asset’s net operating income, thereby further increasing the value of the asset. Making below-market acquisitions, adding value through development activities, and increasing free cash flow with proper management all represent a material component to our core business model. Despite those efforts, the impacts of COVID-19 have appeared in the values of our assets. While we believe that COVID-19 will not have a permanent effect on the long-term value of our assets, there can be no assurance that such outcome will occur.

A unique feature of Caliber’s funds is the discretion given to Caliber’s management team to decide when to sell assets and when to hold them. We believe this discretion allows Caliber to avoid selling properties that, while their business plan may have matured, the market will not pay an attractive price in the current environment. Avoiding selling at a time of disruption, such as all of 2020, is critical to preserving the value of our assets, our carried interest, our ongoing revenues, and our clients’ capital. We believe the disruption caused by COVID-19 may negatively affect our competitors, who may have a more traditional model with fixed, required, liquidation dates, which in turn may offer Caliber attractive investment opportunities. While this is management’s expectation, there can be no assurance these outcomes will occur.

Assets Under Management

AUM refers to the assets we manage or sponsor. We monitor two types of information with regard to our AUM:

i.	Managed Capital – we define this as the total equity capital raised from investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution and the potential to earn a performance fee over and above the preferred return at the time of the distribution. Our asset management fees are based on a percentage of Managed Capital and monitoring the change and composition of Managed Capital provides relevant data points for Caliber management to further calculate and predict future earnings.

ii.	Fair Value (“FV”) AUM – we define this is as the aggregate fair value of the real estate assets we manage and from which we derive management fees, performance revenues and other fees and expense reimbursements. We estimate the value of these assets quarterly to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into the value of our carried interest at any point in time. We also utilize FV AUM to predict the percentage of our portfolio which may need development services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted. As of December 31, 2022, we had total FV AUM of approximately $745.5 million.

Although we believe we are utilizing generally accepted methodologies for our calculation of Managed Capital and FV AUM, it may differ from our competitors, thereby making these metrics non-comparable to our competitors.

Managed Capital

The table below summarizes the activity of the Managed Capital for the years ended December 31, 2022 and 2021 (in thousands):

	December 31, 2022	December 31, 2021
Beginning of year	$306,899	$224,213
Originations	85,574	99,132
Redemptions	(9,284)	(16,446)
End of Year	$383,189	$306,899

The following table summarizes Managed Capital for our investment fund portfolios as of December 31, 2022 and 2021 (in thousands):

	December 31, 2022	December 31, 2021
Real Estate
Hospitality	$102,071	$100,887
Residential	62,819	45,643
Commercial	128,210	65,176
Total Real Estate	293,100	211,706
Credit(1)	74,766	49,729
Other(2)	15,323	45,464
Total	$383,189	$306,899

(1)	Credit Managed Capital represents loans made to Caliber’s investment funds by our Diversified credit fund.

(2)	Other Managed Capital represents undeployed capital held in our Diversified funds.

Managed capital for our hospitality investment funds increased $1.2 million during the year ended December 31, 2022, representing capital raised into our hospitality assets for capital improvements and operating costs related to four hotels.

Managed capital for our residential investment funds increased $17.2 million during the year ended December 31, 2022, representing: (i) $16.6 million in capital raised into our residential assets, and (ii) $8.1 million contributed by Diversified funds, primarily to support four new multi-family ground-up builds in Arizona and one new multi-family ground-up build in Texas, which was offset by (i) $6.3 million of redemptions related to the sale of GC Square in the first quarter of 2022 and (ii) $1.2 million of redemptions related to investor redemptions and rollovers in the fourth quarter of 2022.

Managed capital for our commercial investment funds increased $63.0 million during the year ended December 31, 2022, representing: (i) $11.2 million in capital raised into our commercial assets, and (ii) $51.8 million contributed by our Diversified funds, to support five commercial ground-up builds and acquisitions in Arizona and two commercial ground-up builds and acquisitions in Colorado. The scope of investments included tenant improvements, land development, and acquiring existing operating commercial properties.

During the twelve months ended December 31, 2022, we raised $11.6 million of new capital into Caliber Fixed Income Fund III, LP (“CFIF III”) and deployed it into our various real estate investments. We also deployed $13.4 million directly into new investments in the form of notes receivable.

As of December 31, 2022, we held $15.3 million of other managed capital, which included a $3.2 million private equity investment in a local start-up business and $12.1 million of undeployed cash and pursuit costs, compared to $45.5 million of undeployed cash and pursuit costs held as of December 31, 2021.

FV AUM

As the economy continued to recover, our FV AUM increased. The table below details the activities that had an impact on our FV AUM, during the years ended December 31, 2022 and 2021 (in thousands).

	December 31, 2022	December 31, 2021
Beginning of year	$601,168	$465,553
Assets acquired	75,112	37,008
Construction and net market appreciation	122,560	95,902
Assets sold	(42,250)	(39,802)
Credit(1)	25,037	1,556
Other(2)	(36,113)	40,951
End of Year	$745,514	$601,168

The following table summarizes FV AUM of our investment fund portfolios as of December 31, 2022 and 2021 (in thousands):

	December 31, 2022	December 31, 2021
Real Estate
Hospitality	$319,300	$264,800
Residential	86,900	90,763
Commercial	255,197	150,412
Total Real Estate	661,397	505,975
Credit(1)	74,766	49,729
Other(2)	9,351	45,464
Total	$745,514	$601,168

(1)	Credit FV AUM represents loans made to Caliber’s investment funds by our Diversified credit fund.

(2)	Other FV AUM represents undeployed capital held in our Diversified funds.

Non-GAAP Measures

We present EBITDA and Adjusted EBITDA, which are not recognized financial measures under U.S. GAAP, as supplemental disclosures because we regularly review these measures to evaluate our funds, measure our performance, identify trends, formulate financial projections and make strategic decisions.

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization on a basis that deconsolidates our consolidated funds (intercompany eliminations) and eliminates noncontrolling interest. Eliminating the impact of consolidated funds and noncontrolling interest provides investors a view of the performance attributable to CaliberCos Inc. and is consistent with performance models and analysis used by management. Adjusted EBITDA represents EBITDA as further adjusted to exclude stock-based compensation, transaction fees, expenses and other amounts related to the registration statement of which this prospectus forms a part, the share repurchase costs related to the Company’s Buyback Program, litigation settlements, expenses recorded to earnings relating to investment deals which were abandoned or closed, any other non-cash expenses or losses, as further adjusted for extraordinary or non-recurring items.

When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. We generally use these non-U.S. GAAP financial measures to evaluate operating performance and for other discretionary purposes. We believe that these measures enhance the understanding of ongoing operations and comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly identified measures of other companies.

EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for our discretionary use because they do not consider certain cash requirements such as tax and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the years ended December 31, 2022 and 2021 (in thousands):

	Years Ended December 31,
	2022	2021
Net income (loss) before income taxes	$13,951	$(21,167)
Add:
Intercompany eliminations	6,110	5,218
Non-controlling interest eliminations	(17,719)	15,373
CaliberCos net income (loss)(1)	2,342	(576)
Add:
Interest expense	1,056	756
Depreciation expense	44	83
EBITDA	3,442	263
Add:
Share buy back	313	317
Stock-based compensation	460	24
Legal costs(2)	525	1,818
Public registration costs(3)	779	1,040
Adjusted EBITDA	$5,519	$3,462

(1)	CaliberCos net income (loss) is presented on a basis that deconsolidates our consolidated funds and eliminates noncontrolling interest and includes only those amounts attributable to CaliberCos Inc. and its wholly-owned subsidiaries. See Note 17 – Segment Reporting for additional disclosures on our segment accounting policies and the required U.S. GAAP reconciliation to the consolidated statements of operations.

(2)	Legal costs represent an increase in the accrual related to the 6831614 Manitoba Ltd. complaint.

(3)	Public registration costs include direct costs related to aborted or delayed offerings and our Reg A+ offering, such as legal and accounting advisor fees, printing costs, and advertising costs.

Liquidity and Capital Resources

As described elsewhere in this prospectus, COVID-19 has had far-reaching adverse impacts on the near-term availability of access to capital markets and debt. Due to COVID-19, we continue to take a measured approach to our operations and cash flows. Through the year ended December 31, 2021, we obtained PPP Round 2 loans totaling $5.9 million under the CARES Act. For a discussion of remedial measures and other key trends and uncertainties that have affected our business see “Trends Affecting Our Business”.

The Company, through guarantees of loans held by its consolidated funds, has five separate loans outstanding with maturity dates within the 12-month period subsequent to when these financial statements were issued with outside lenders totaling $28.8 million at December 31, 2022. Management is actively managing the potential amendments to the applicable loan agreements to include additional extension options, pay off or refinancing of these facilities. Management believes that we will be able to come to an agreement with the respective lenders in order to mitigate any defaults or enter into new financing arrangements with third-party lenders. See Note 6 – Notes Payable for additional details. As of December 31, 2021, the Company, through guarantees of loans held by its consolidated funds, had eight separate loans outstanding with maturity dates within the 12-month period subsequent to December 31, 2021 with outside lenders totaling $94.7 million.

Each of our funds and the related assets that are acquired or own equity interest in those funds are established as separate legal entities with limited liability. Therefore, the cash flows generated by these entities, whether through operations or financing, are unavailable for general corporate purposes.

We have historically financed our operations primarily through a combination of operating cash flows, private offerings of our equity securities, and secured and unsecured debt. In addition, due to the consolidation of CFIF III, we recognize a revolving line of credit with a maximum borrowing amount of $4.5 million.

We hold our excess unrestricted cash in bank accounts with several high-quality financial institutions. We believe that our current capital position is sufficient to meet our current liquidity needs for at least the next 12 months.

Equity Financings

Since inception through December 31, 2022, we have raised approximately $33.8 million from the sale of common and convertible preferred stock to third parties and management. The funds received from the issuance of our stock sales have been used for operating expenditures and refinancing our higher interest debt.

Unsecured Corporate Debt

As of December 31, 2022, we have issued and outstanding unsecured promissory notes of $14.7 million with an average outstanding principal balance of $0.1 million, a weighted average interest rate of 10.19%, and maturity dates ranging from April 2023 to June 2024. Management believes it can come to a mutual agreement with each lender to extend the maturities of the notes for an additional 12-month term. This outstanding debt resulted in $1.0 million of interest expense for the year ended December 31, 2022.

In January 2023, Caliber offered a promissory note financing (the “2023 Promissory Note Offering”) by issuing unsecured notes with a total potential offering size of $25.0 million for the purposes of providing capital to complete acquisitions, debt refinances, and fund other general corporate needs. As of March 22, 2023, the Company had $19.7 million outstanding under the Promissory Note Offering. Each promissory note has a 12.0% interest rate and a 12-month term that may be extended upon the mutual agreement of the lender and the borrower. The notes are prepayable at any time, subject to a payment of 12 months of minimum interest. At the option of the Company, Caliber may offer the borrowers the opportunity to convert to an equity investment in conjunction with equity offerings that occur after the Company’s initial public offering.

Cash Flows Analysis

The section below discusses in more detail the Company’s primary sources and uses of cash and primary drivers of cash flows within the Company’s consolidated statements of cash flows (in thousands).

	Year Ended December 31,
	2022	2021	$ Change
Net cash provided by (used in):
Operating activities	$(7,429)	$(15,015)	$7,586
Investing activities	(31,752)	(14,314)	(17,438)
Financing activities	38,583	35,046	3,537
Net Change in Cash and Cash Equivalents	$(598)	$5,717	$(6,315)

The assets of our consolidated funds, on a gross basis, can be substantially larger than the assets of our core business and, accordingly could have a substantial effect on the accompanying statements of cash flows. The table below summarizes our consolidated statements of cash flow by activity attributable to the Company and to our consolidated funds (in thousands).

	Year Ended December 31,
	2022	2021	$ Change
Net cash used in the Company’s operating activities	$(5,435)	$(5,857)	$422
Net cash used in the consolidated funds’ operating activities	(1,994)	(9,158)	7,164
Net cash used in operating activities	(7,429)	(15,015)	7,586
Net cash (used in) provided by the Company’s investing activities	(810)	928	(1,738)
Net cash used in the consolidated funds’ investing activities	(30,942)	(15,242)	(15,700)
Net cash used in investing activities	(31,752)	(14,314)	(17,438)
Net cash provided by the Company’s financing activities	8,452	5,567	2,885
Net cash provided by the consolidated funds’ financing activities	30,131	29,479	652
Net cash provided by financing activities	38,583	35,046	3,537
Net Change in Cash and Cash Equivalents	$(598)	$5,717	$(6,315)

Operating Activities

Our net cash flows from operating activities are generally comprised of asset management fees, performance allocations, and transaction and advisory fees, less cash used for operating expenses, including interest paid on our debt obligations. Net cash flows used in operating activities of the Company decreased from the year ended December 31, 2022 to 2021, primarily due to an increase in performance allocations over the same period recognized from the sale of a multi-family property held as a fund investment in March 2022. The decrease in net cash used in operating activities of the consolidated funds is primarily related to an increase in hospitality revenues whose operations are recovering from the impact of the COVID-19 pandemic offset by an increase in hospitality expenses that supported the hotel operations.

Investing Activities

The change in net cash flows used in investing activities of the Company for the year ended December 31, 2022 to 2021, primarily relates to a decrease in net proceeds from the sale of real estate assets in 2022 as compared to the same period in 2021. The increase in net cash flows used in investing activities of the consolidated funds is primarily due to the increase in investments in real estate assets, including the acquisition of real estate assets in the Northsight Crossings AZ, LLC and Southpointe Fundco, LLC investment funds, offset by the net impact of the deconsolidation and net proceeds from the sale of the GC Square Apartments held by the GC Square, LLC investment fund and the deconsolidation of Ironwood Fundco, LLC.

Financing Activities

The increase in net cash flows provided by financing activities for the year ended December 31, 2022 to 2021 were primarily driven by an increase of $8.4 million of net proceeds on notes payable during the year ended December 31, 2022 as compared to the same period in 2021, offset by a decrease of $7.2 million in preferred stock proceeds received pursuant to our Series B preferred stock Reg A+ offering in 2021, as compared to no proceeds raised during 2022. In addition, the net proceeds from notes payable and notes payable – related parties of our consolidated funds decreased $5.5 million during the year ended December 31, 2022 as compared to the same period in 2021, which was offset by a decrease of $5.0 million in redemptions of noncontrolling interests during the year ended December 31, 2022 as compared to the same period in 2021.

Critical Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. The uncertainty created by COVID-19 and efforts to contain it has made such estimates more difficult and subjective. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant estimates and judgements used in the preparation of our consolidated financial statements.

Revenue Recognition

In accordance with the ASC 606, Revenue from Contracts with Customers, management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company’s revenues primarily consist of fund management and transaction and advisory fees.

Fund Management

Asset Management Fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated for each fund on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time.

Performance allocations (“carried interest”) are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 20.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from  the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

Transaction and Advisory Fees

Revenues from contracts with customers includes fixed fee arrangements with its related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set up and fund formation services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements. See Note 10 – Income Taxes in the notes to our accompanying consolidated financial statements included herein for more detail.

Segment Information

During 2021, we realigned our operating segments to represent the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. The Company’s activities are organized into three operating segments which constitute three reportable segments based on similarities with both their qualitative and economic characteristics. These segments distinguish all of the primary revenue generating activities of the business but group them together by their nature. The Company’s chief operating decision maker uses total revenue, operating income and key operating statistics to evaluate performance and allocate resources to the Company’s operations. Under this revised structure, the Company’s operations are now organized into three reportable segments for management and financial reporting purposes, Fund Management, Development and Brokerage.

Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds.

The non-reportable segments include certain business activities which do not meet the requirement to be a reportable segment because they are immaterial. These activities represent the operating activity of our single-family assets which involve both the sale and rental of real estate assets. In addition, the Company has not and does not allocate its assets or liabilities specifically to the operating segments and the Company’s chief operating decision maker does not review assets or liabilities by segment to make operating decisions. Assets, liabilities and corporate expenses are recorded at the legal entity level, which is not consistent to the operating segment and is therefore not reported by segment.

Accounting Estimates of Consolidated Funds

Consolidated Fund Revenues

In accordance with the ASC 606, Revenue from Contracts with Customers, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues and rental income.

Consolidated funds – hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in other liabilities on the accompanying consolidated balance sheets. The deposits are credited to income when the specific event takes place.

Consolidated funds – other revenue

Included in Consolidated funds – Other revenue is rental income which includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties of our consolidated funds. The consolidated funds’ revenues generated by residential properties, consists of rental income that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental income is not within the scope of ASC 606 and would fall under ASC 840 – Leases (or ASC 842 – Leases, when effective).

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, gain on extinguishment of debt, gain on derivative instruments, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Item 3. Directors and Officers

Directors and Executive Officers

The Company’s directors, executive officers, key employees and director nominees are listed below as of the date of this Annual Report on Form 1-K. The executive officers are full-time employees.

Name	Position	Age
Directors and Executive Officers:
John C. “Chris” Loeffler, II	Chief Executive Officer and Chairman of the Board	38
Jennifer Schrader	President & Chief Operating Officer and Vice-Chairperson	41
Jade Leung	Chief Financial Officer	49
Roy Bade	Chief Development Officer	60

Each of our directors holds office until the next annual meeting of our stockholders or until his/her successor has been elected and qualified, or until his/her death, resignation, or removal. Our executive officers are appointed by our board of directors and hold office until their death, resignation, or removal from office.

Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed.

Directors and Executive Officers:

John C. “Chris” Loeffler, II. Mr. Loeffler has served as the Chief Executive Officer and Chairman of Caliber’s Board of Directors since its inception. As Chief Executive Officer, Mr. Loeffler directs and executes the global strategy, oversees investments and fund management, and contributes to private and public capital formation. As a co-founder Mr. Loeffler took an early role in forming the Company’s financial and operational infrastructure and navigating the vertical integration of all real estate and investment services. Prior to forming Caliber, Mr. Loeffler served as a Senior Associate in the audit and assurance practice for PwC in Phoenix, Arizona, completing public company audits, developing control systems, and completing several acquisition or sale transactions. Some of Mr. Loeffler’s clients included Honeywell International, Inc., CSK Auto Inc., Verizon Communications, Inc., Republic Services, Inc., Car Wash Partners, Inc., and the Arizona Diamondbacks. Mr. Loeffler earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University, San Luis Obispo. Mr. Loeffler also attended Universidad Complutense de Madrid (University of Madrid) in Madrid, Spain. In addition, Mr. Loeffler is a Board Director for Qwick, Inc., a venture-funded hospitality staffing marketplace, and a Board Director for Zennihome Holdings, Inc., a technology-forward manufacturer of stackable housing units. We believe that Mr. Loeffler’s extensive knowledge of Caliber’s business and his extensive corporate and leadership experience as a co- founder of Caliber and its Chief Executive Officer qualifies him to serve on our Board of Directors.

Jennifer Schrader. Ms. Schrader has served as the President and Chief Operating Officer and as Vice-Chairperson and director of Caliber since its inception. Since co-founding Caliber in 2009, Ms. Schrader has overseen the acquisition, design, repositioning, and disposition of over $600 million in assets to date. In addition, she leads the Company’s daily operations, inclusive of Caliber’s asset management activities, focusing on the execution of each investment’s business plan over the asset’s full lifecycle. Prior to forming Caliber, Ms. Schrader was the Managing Partner of First United Equites, LLC, a Michigan business focused on acquiring, renovating and selling homes for profit. Ms. Schrader serves as Chair of the Caliber Foundation, which was launched in 2021, and on the Colangelo College of Business Advisory Board for Grand Canyon University in Phoenix, Arizona. Ms. Schrader attended Lawrence Technological University in Michigan where she studied architecture and interior architecture. She holds a Real Estate Broker’s license from the Arizona School of Real Estate and Business. We believe that Ms. Schrader’s extensive knowledge of Caliber’s business and her extensive corporate and leadership experience as a co-founder of Caliber and its President qualifies her to serve on our Board of Directors.

Jade Leung. Mr. Leung has served as Caliber’s Chief Financial Officer and corporate secretary since April 2017. As Chief Financial Officer, Mr. Leung oversees all aspects of accounting and controllership, financial planning and analysis, tax, financial reporting, and treasury functions at Caliber. Mr. Leung is also responsible for the strategic direction of Caliber’s information technology and data security initiatives. Before being named Chief Financial Officer, Mr. Leung served as Caliber’s Vice President of Finance and was responsible for managing and streamlining the Company’s accounting and compliance functions across all divisions and functions. In August 2016, he was also named the Chief Compliance Officer for the Company’s Arizona issuer-dealer, Caliber Securities, LLC, which established a new revenue stream for the Caliber group of companies. Prior to joining Caliber, Mr. Leung spent 12 years with PwC, most recently as Senior Manager in audit and assurance services in Los Angeles, CA where he managed audit and accounting advisory services for some of PwC’s largest Fortune 500 companies in the United States, Canada, and Japan. Notably, Mr. Leung participated in over $1 billion of public market transactions and financing arrangements for companies including First Solar, Inc., American Express Company, Mitsubishi UFJ Financial Group, and Rural/Metro Corporation. Mr. Leung earned an accounting degree from Ryerson University and a Bachelor of Arts degree in Psychology from the University of British Columbia. Jade holds an active CPA license in the states of Arizona and Maine.

Roy Bade. Mr. Bade has served as the Chief Development Officer of Caliber since November 2019. Roy is responsible for managing real estate service lines provided by Caliber’s vertically integrated group of operating businesses. His four areas of responsibility include vertical and horizontal real estate development, construction, acquisitions, and project financing. Mr. Bade joined Caliber in 2014 as Fund Manager and was quickly promoted to Executive Vice President and Fund Manager. He was responsible for maximizing returns on existing properties and managing Caliber’s development and construction activity. For nearly 30 years prior to joining Caliber, Mr. Bade acted as the principal and managing partner of two businesses, Bade Commercial Services Inc and BCS Development Group, LLC, which included the development, construction, and property management of commercial, retail and industrial properties throughout Phoenix, Arizona. During this time, Mr. Bade developed, constructed and owned over 750,000 square feet of property. Mr. Bade graduated from Washington State University with a Bachelor of Science in Business Information Systems, and holds a Commercial General Contractor’s license, and holds an Arizona Real Estate Broker’s license.

Compensation of Directors and Executive Officers

Summary Compensation Table – Years Ended December 31, 2022 and 2021

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted period. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

		2022				2021
Name	Position	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)
Chris Loeffler	Chief Executive Officer/Co-Founder	343,846	165,000	13,785	522,631	255,693	31,810	10,211	297,714
Jennifer Schrader	President and Chief Operating Officer/Co-Founder	334,616	165,000	16,419	516,035	255,693	31,810	9,995	297,498
Jade Leung	Chief Financial Officer	301,923	165,852	12,700	480,475	233,402	53,630	9,558	296,590
Roy Bade	Chief Development Officer	311,539	150,000	10,846	472,385	225,965	41,472	8,499	275,936

(1)	The amounts reported in this column reflect the annual cash bonus payments made for performance.

(2)	The amounts reported in this column represent employer 401(k) contributions.

Director Compensation

In April and May 2019, and in May 2022 our advisory board entered into agreements with the Company to serve as the Company’s board of directors. Effective upon formal approval of the board the annual compensation for the board will be $150,000, comprised 50% of cash compensation and 50% of stock compensation.

During the year ended December 31, 2022, the Company’s advisory board of directors earned a total compensation of $158,000, which includes compensation to former and new advisory board members due to changes in our advisory board in 2022. During the year ended December 31, 2021, the Company’s advisory board of directors each earned compensation of $50,000, resulting in total advisory board of director compensation of $150,000.

Employment Agreements

In September 2022, Caliber adopted new compensation arrangements for its Named Executive Officers; these arrangements are in the process of being reduced to formal agreements which will replace existing agreements in place with such officers. Other than as set forth below, each of the formal agreements will contain identical terms and conditions. The agreements will (i) provide for at-will employment, (ii) provide an auto allowance equal to $19,500 per year, (iii) provide for severance equal to 12 months of salary upon termination without cause or voluntary resignation for good reason and (iv) require that the Named Executive Officer shall devote substantially all of his/her time and attention to the performance of his/her duties and responsibilities for and on behalf of Caliber except as may be consented to by Caliber.

The following table sets forth the agreed to compensation arrangements with each of our Named Executive Officers:

Executive	Base Salary ($)	Maximum Bonus as a Percentage of Base Salary	Maximum Bonus ($) (1)	Long Term Incentive (LTI) ($) (2)	Total Compensation Potential ($)
John C. Loeffler	490,000	200%	980,000	450,000	1,920,000
Jennifer Schrader	450,000	150%	675,000	450,000	1,575,000
Jade Leung	375,000	100%	375,000	350,000	1,100,000
Roy Bade	350,000	150%	525,000	225,000	1,100,000

(1)	Bonuses are discretionary, will be dependent on both individual and company performance and will be issued following the close of each year. The amounts listed in the Bonus $ are target totals assuming the Named Executive Officer achieves his/her designated goals and expected outcomes in the annual plan.

(2)	The LTI will be payable in the form of RSU's from the 2017 Incentive Stock Plan and are subject to vesting further to the provisions of the Plan. The calculation of total shares to issue for the year will be completed annually as of the first business day each year and the corresponding share price average for the preceding 20 trading days, or as otherwise agreed upon by the Board of Directors.

Other than the employment arrangements described above, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

In general, Caliber's pay philosophy with respect to its Named Executive Officers is to target at or about the market median of peer group companies for a Named Executive Officer's total compensation, with actual compensation varying based on performance and tenure.

Caliber makes such compensation decisions for the Named Executive Officers based on:

●	The Company's strategic and human resources objectives;

●	Competitive data for peer group companies and for a broader group of asset management firms;

●	Corporate and individual performance on key initiatives;

●	Corporate performance compared to our competitors;

●	Economic conditions;

●	Advice of outside executive compensation consultants and that of our Advisory Board; and

●	How the elements of compensation contribute to and interrelate to total compensation.

The peer group of companies was compiled by an unaffiliated compensation consultant's study. The compensation consultant recommends an appropriate peer group of public, similarly sized, asset management companies, considering the Company's and the competitors' strategy, mix of business and size, as measured primarily by annual revenues, market capitalization and total assets. These companies are the major competitors in one or more of the Company's businesses, but none represent the exact business mix of the Company. Caliber strives to target compensation for the Named Executive Officers at the median of the compensation of the named executive officers at the peer group companies.

2017 Incentive Stock Plan

We have adopted a 2017 Incentive Stock Plan (the “Plan”). An aggregate of 5.0 million shares of our Class A common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. In December 2021 the Plan was amended and restated to increase the number of shares of our common stock reserved for issuance to 10.0 million aggregate shares. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. As of December 31, 2022 and 2021, options representing 2,003,088 and 2,053,931 shares, respectively, have been awarded and are outstanding under the Plan. As of December 31, 2022 and 2021, restricted stock units representing 396,955 and 286,971 shares have been awarded and are outstanding under the Plan, respectively.

The Plan is currently administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.

Awards under the Plan may include incentive stock options, nonqualified stock options, restricted shares of common stock and restricted stock units.

Stock Options. The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our Company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of “cashless” or “net” exercise).

Restricted Shares and Restricted Units. The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

Key Man Insurance

We own key man life insurance policies in the amounts of $15.6 million for Mr. Loeffler and Ms. Schrader, respectively. If Mr. Loeffler were to pass away, the proceeds of the key man policy could be utilized by his surviving spouse as a source of cash to require Caliber to acquire all or part of Mr. Loeffler’s stock holdings and place them back into Caliber’s treasury, with the proceeds being forwarded to Mr. Loeffler’s estate. Mr. Loeffler’s surviving spouse would have discretion in deciding to utilize the funds for this purpose. The funds could also be utilized to offset the cost of finding and recruiting a new CEO. If Ms. Schrader were to pass away, the proceeds of that policy would be required to be utilized by the Company as a source of cash to acquire all or part of her stock holdings to be placed in Caliber’s treasury with the proceeds being paid to Ms. Schrader’s estate. Part of the proceeds may also be utilized to offset the cost of sourcing and recruiting a replacement executive leader for Ms. Schrader.

Item 4. Security Ownership of Management and Certain Security Holders

The following table sets forth information with respect to the beneficial ownership of our shares as of February 28, 2023 by:

●	each named executive officer;

●	each of our directors;

●	our directors and executive officers as a group; and

●	each person or entity known by us to own beneficially more than 5% of our Class A common stock and Class B common stock (by number or by voting power).

In accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 12,400,474 shares of Class A common stock, giving effect to the automatic conversion of all Series B preferred stock into Class A common stock and repurchases of 41,615 shares of common stock of the non-participating founder’s shares subsequent to December 31, 2022, and 7,416,414 shares of Class B common stock outstanding as of February 28, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of February 28, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o CaliberCos Inc. 8901 E. Mountain View Rd., Ste 150, Scottsdale, Arizona 85258.

	Shares Beneficially Owned (1)
	Class A Common Stock		Class B Common Stock		% Total Voting
Name of Beneficial Owner	Shares	%	Shares	%	Power (2)
Named Executive Officers and Directors
Jennifer Schrader (3)	—	—%	3,709,693	50.0%	42.9%
John C. Loeffler, II (4)	—	—%	3,706,721	50.0%	42.8%
Roy Bade (5)	524,988	4.1%	—	—%	*
Jade Leung (6)	593,078	4.6%	—	—%	*
Directors and Executive Officers as a Group (4 Persons) (7)	1,118,066	8.3%	7,416,414	100.0%	85.8%
5% Beneficial Owners:
Donnie Schrader (3)(8)	3,390,736	27.3%	—	—%	3.9%
David Baker	787,928	6.4%	—	—%	*

(1)	Does not give effect to (i) the conversion of Class B common stock to Class A common stock, (ii) the conversion of convertible debt securities into Class A common stock or (iii) the vesting of any issued and outstanding stock options or restricted stock units outstanding as of the date hereof and excludes shares of Class A common stock reserved for future grant or issuance under our 2017 Plan. None of the named executive officers and directors or Donnie Schrader beneficially own any convertible debt securities. In addition, no holder of convertible debt would become a beneficial owner of 5% or more of the Company’s Class A common stock should any such holder convert all convertible debt held by such holder within 60 days of February 28, 2023.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(3)	Jennifer Schrader and Donnie Schrader are married, and each disclaims beneficial ownership of the other’s stock holdings.

(4)	Includes 1,778,989 shares held in The C LO 2021 Irrevocable Trust under agreement of which Mr. Loeffler is trustee.

(5)	Includes 447,920 stock options vested as of and exercisable within 60 days of February 28, 2023 and 6,406 restricted stock units that vest on the consummation of our initial public offering and within 60 days of the consummation of our initial public offering. Mr. Bade holds the Class A common stock through Wave Investments LLC.

(6)	Includes 439,028 stock options vested as of and exercisable within 60 days of February 28, 2023 and 154,050 restricted stock units that vest on the consummation of our initial public offering and within 60 days of the consummation of our initial public offering.

(7)	Includes 1,047,404 vested stock options and options exercisable within 60 days of February 28, 2023 and 160,456 vested restricted stock units that vest on the consummation of our initial public offering and within 60 days of the consummation of our initial public offering.

(8)	The Company entered into an agreement to repurchase 35,671 shares held by Mr. Schrader immediately prior to the effective date of our initial public offering, which represents shares required to purchase by the Company pursuant to the Buyback Program described in “Certain Relationships and Related Party Transactions – Buyback Program” for the six month period following the effective date of our initial public offering. As of February 28, 2023, the Company had repurchased the 35,671 shares.

Item 5. Interest of Management and Others in Certain Transactions

See Note 7 – Related Party Transactions of our accompanying consolidated financial statements for a detailed discussion of the Company’s transactions with related parties.

Item 6. Other Information

None

Item 7. Financial Statements

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2022 AND 2021

CALIBERCOS INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of CaliberCos Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CaliberCos Inc. and subsidiaries (the "Company") as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Tempe, Arizona

March 22, 2023

We have served as the Company's auditor since 2020.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

	December 31, 2022	December 31, 2021
Assets
Cash	$1,921	$1,606
Restricted cash	23	1,000
Real estate investments, net	2,065	126
Real estate assets held for sale	—	1,816
Due from related parties	9,646	5,618
Investments in unconsolidated entities	3,156	2,382
Operating lease - right of use assets	1,411	—
Prepaid and other assets	5,861	1,433
Assets of consolidated funds
Cash	5,736	6,772
Restricted cash	8,254	7,154
Real estate investments, net	196,177	184,472
Real estate assets held for sale	—	9,142
Accounts receivable, net	2,228	1,215
Notes receivable - related parties	28,229	20,102
Due from related parties	15	205
Operating lease - right of use assets	8,769	—
Prepaid and other assets	5,343	2,605
Total assets	$278,834	$245,648

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

	December 31, 2022	December 31, 2021
Liabilities and Stockholders’ Equity
Notes payable	$14,653	$6,810
Notes payable - related parties	365	855
Accounts payable and accrued expenses	6,374	6,551
Buyback obligation	12,391	12,704
Due to related parties	171	727
Operating lease liabilities	1,587	—
Other liabilities	64	867
Liabilities of consolidated funds
Notes payable, net	134,256	147,389
Notes payable - related parties	6,973	5,165
Accounts payable and accrued expenses	9,252	8,534
Due to related parties	68	390
Operating lease liabilities	12,461	—
Other liabilities	3,030	5,963
Total liabilities	201,645	195,955

Commitments and Contingencies

Preferred stock Series B, $0.001 par value; 12,500,000 shares authorized, 1,651,302 and 1,650,215 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 10,790,787 and 10,428,107 shares issued and outstanding as of December 31, 2022 and 2021, respectively	11	10
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 7,416,414 and 7,416,413 shares issued and outstanding as December 31, 2022 and 2021, respectively	7	7
Paid-in capital	33,108	29,249
Less treasury stock, at cost, 277,342 and 206,000 shares repurchased and 3,432,351 and 3,503,693 forward repurchase shares as of December 31, 2022 and 2021, respectively	(13,626)	(13,626)
Accumulated deficit	(22,709)	(24,729)
Stockholders’ deficit attributable to CaliberCos Inc.	(3,209)	(9,089)
Stockholders’ equity attributable to noncontrolling interests	80,398	58,782
Total stockholders’ equity	77,189	49,693
Total liabilities and stockholders’ equity	$278,834	$245,648

The accompanying notes are an integral part of these consolidated financial statements

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Years Ended December 31,
	2022	2021
Revenues
Asset management fees	$4,471	$3,476
Performance allocations	2,543	733
Transaction and advisory fees	10,873	5,666
Consolidated funds – Hospitality revenue[1]	59,564	40,837
Consolidated funds – Other revenue[1]	6,505	5,321
Total revenues	83,956	56,033

Expenses
Operating Costs	14,609	9,685
General and administrative	6,679	5,307
Marketing and advertising	1,179	1,536
Depreciation and amortization	58	83
Consolidated funds - hospitality expenses[1]	60,667	55,999
Consolidated funds - other expenses[1]	9,213	5,532
Total expenses	92,405	78,142

Consolidated funds - gain on sale of real estate investments	21,530	—

Other income (expenses), net	326	1,653
Gain on extinguishment of debt	1,421	—
Interest income	178	1
Interest expense	(1,055)	(712)
Net income (loss) before income taxes	13,951	(21,167)
Provision for (benefit from) income taxes	—	—
Net income (loss)	13,951	(21,167)
Net income (loss) attributable to noncontrolling interests	11,931	(20,469)
Net income (loss) attributable to CaliberCos Inc.	2,020	(698)
Basic net income (loss) per share attributable to common stockholders	$0.11	$(0.03)
Diluted net income (loss) per share attributable to common stockholders	$0.11	$(0.03)
Weighted average common shares outstanding:
Basic	18,003	17,824
Diluted	19,822	17,824

1 See Note 2 – Summary of Significant Accounting Policies and Note 3 – VIEs

The accompanying notes are an integral part of these consolidated financial statements

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(AMOUNTS IN THOUSANDS)

	Preferred Stock		Common Stock
			Class A		Class B						Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid in Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interests	Stockholders’ Equity
Balances as of December 31, 2020	506	$—	10,523	$10	7,416	$7	$22,051	$(13,626)	$(24,780)	$64,776	$48,438
Issuance of preferred stock	1,144	—	—	—	—	—	7,174	—	—	—	7,174
Equity based compensation expense	—	—	—	—	—	—	24	—	—	—	24
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	24,983	24,983
Redemptions of noncontrolling interest	—	—	—	—	—	—	—	—	—	(7,108)	(7,108)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(3,907)	(3,907)
Consolidation of VIE	—	—	—	—	—	—	—	—	—	(34)	(34)
Deconsolidation of VIE	—	—	—	—	—	—	—	—	942	541	1,483
Other	—	—	—	—	—	—	—	—	(193)	—	(193)
Net income	—	—	—	—	—	—	—	—	(698)	(20,469)	(21,167)
Balances as of December 31, 2021	1,650	$—	10,523	$10	7,416	$7	$29,249	$(13,626)	$(24,729)	$58,782	$49,693
Issuance of common stock	—	—	492	1	—	—	3,311	—	—	—	3,312
Repurchases of common stock	—	—	(277)	—	—	—	—	—	—	—	—
Equity based compensation expense	—	—	13	—	—	—	548	—	—	—	548
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	26,389	26,389
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(2,085)	(2,085)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(4,364)	(4,364)
Consolidation of VIE	—	—	—	—	—	—	—	—	—	3,864	3,864
Deconsolidation of VIEs	—	—	—	—	—	—	—	—	—	(14,119)	(14,119)
Other	1	—	40	—	—	—	—	—	—	—	—
Net (loss) income	—	—	—	—	—	—	—	—	2,020	11,931	13,951
Balances as of December 31, 2022	1,651	$—	10,791	$11	7,416	$7	$33,108	$(13,626)	$(22,709)	$80,398	$77,189

The accompanying notes are an integral part of these consolidated financial statements

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2022	2021
Cash Flows From Operating Activities
Net income (loss)	$13,951	$(21,167)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	44	83
Non-cash lease expense	(125)	—
Equity-based compensation	547	24
Gain on the disposition of real estate	(122)	(450)
Gain on extinguishment of debt	(1,421)	—
Changes in operating assets and liabilities:
Real estate assets held for sale	—	(3,082)
Due from related parties	(4,028)	(4,318)
Prepaid expenses, right-of-use assets and other assets	(6,225)	(562)
Accounts payable and accrued expenses	3,145	2,861
Due to related parties	(556)	485
Lease liabilities and other liabilities	1,286	(200)
Adjustments to reconcile net income (loss) to net cash from operating activities of consolidated funds:
Depreciation	9,293	10,402
Non-cash lease expense	(106)	—
Gain on the disposition of real estate	(20,419)	—
Gain on extinguishment of debt	(3,131)	(3,416)
Gain on derivative instruments	(1,646)	—
Impairment	144	—
Amortization of advanced key money	(75)	(75)
Amortization of above-market/below market leases, net	40	(110)
Amortization of deferred financing costs	643	1,009
Changes in operating assets and liabilities of consolidated funds:
Accounts receivable, net	(1,012)	(651)
Due from related parties	190	(71)
Prepaid expenses, right-of use assets and other assets	(9,414)	(589)
Accounts payable and accrued expenses	969	1,791
Due to related parties	170	2,314
Lease liabilities and other liabilities	10,429	707
Net cash used in operating activities	(7,429)	(15,015)

Cash Flows From Investing Activities
Investments in real estate assets	(275)	(110)
Proceeds from the sale of real estate assets	239	1,877
Investments in unconsolidated entities	(774)	(839)
Cash Flows From Investing Activities of consolidated funds
Consolidation of VIE	1,393	790
Deconsolidation of VIE	(17,235)	(408)
Investments in real estate assets	(13,941)	(9,311)
Acquisition of real estate assets	(23,766)	(4,867)
Proceeds from the sale of real estate assets	30,734	—
Funding of notes receivable - related party	(13,052)	(7,661)
Payment received on notes receivable - related party	4,925	6,215
Net cash used in investing activities	(31,752)	(14,314)

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2022	2021
Cash Flows From Financing Activities
Proceeds from notes payable	$10,390	$1,400
Repayments of notes payable	(1,148)	(530)
Repayments of notes payable - related parties	(490)	(2,160)
Proceeds from the issuance of preferred stock	—	7,174
Proceeds from the issuance of common stock	13	—
Payments of treasury stock - buyback obligation	(313)	(317)
Cash Flows From Financing Activities of consolidated funds
Payment of deferred financing costs	(510)	(648)
Proceeds from notes payable	35,563	21,342
Repayments of notes payable	(28,285)	(8,460)
Repayments of notes payable - related parties	(12,478)	(6,617)
Proceeds from notes payable - related parties	15,901	9,894
Contributions from noncontrolling interest holders	26,389	24,983
Redemptions of noncontrolling interests	(2,085)	(7,108)
Distributions to noncontrolling interest holders	(4,364)	(3,907)
Net cash provided by financing activities	38,583	35,046
Net Change in Cash and Restricted Cash	(598)	5,717
Cash and Restricted Cash at Beginning of Period	16,532	10,815
Cash and Restricted Cash at End of Period	$15,934	$16,532

Reconciliation of Cash and Restricted Cash
Cash at beginning of period	$8,378	$6,532
Restricted cash at beginning of period	8,154	4,283
Cash and restricted cash at beginning of period	16,532	10,815

Cash at end of period	7,657	8,378
Restricted cash at end of period	8,277	8,154
Cash and restricted cash at end of period	$15,934	$16,532

The accompanying notes are an integral part of these consolidated financial statements

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Liquidity

Organization

CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the “Company”, “Caliber”, “we”, “our”, and “us”), is an alternative asset manager of private syndication and direct investment real estate funds. and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. We also provide various support services to the investments we manage including fund formation services, lending support, construction and development management, and real estate brokerage. Our business is organized into three reportable segments Fund Management, Development, and Brokerage. As of December 31, 2022, we had operations in Alaska, Arizona, Colorado, Nevada, Texas, and Utah.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party or primary beneficiary for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying consolidated financial statements. For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

Liquidity

The Company, through guarantees of loans held by its consolidated funds, has five separate loans outstanding with maturity dates within the 12-month period subsequent to when these financial statements were issued with outside lenders totaling $28.8 million at December 31, 2022. Management is actively managing the potential amendments to the applicable loan agreements to include additional extension options, pay off or refinancing of these facilities. Management believes that we will be able to enter into new financing arrangements with third-party lenders. See Note 6 – Notes Payable for additional details.

Note 2 – Summary of Significant Accounting Policies

Accounting Policies of the Company

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include variable interest entities (“VIEs”) where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement. We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated. See Note 3 – VIEs for more detail.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Use of Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ significantly from those estimates.

Reclassification

On January 17, 2023, the Company’s board of directors approved an amendment to its certificate of incorporation to effect a 1-for-1.6820384 reverse stock split of Class A common stock, Class B common stock and Series B preferred stock. The reverse stock split was effected on January 17, 2023. Certain prior period amounts have been updated to reflect the reverse stock split including share and per share amounts, additional paid-in-capital, Class A common stock, Class B common stock and Series B preferred stock, convertible corporate notes conversion price, stock options and restricted stock units on the consolidated balance sheets, consolidated statements of operations, consolidated statements of equity and notes to the financial statements. The reverse stock split did not affect the Company’s total stockholder’s equity, the par value per share or the Company’s authorized shares of Class A common stock, Class B common stock, or the Series B preferred stock.

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Cash

Restricted cash consists of held in escrow accounts by contractual agreement with the Company’s lender as part of financial loan covenant requirements.

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company’s share of equity in the equity method investments’ earnings and distributions. Our share of the earnings or loss from the equity method investments is included in other income (expenses), net on the accompanying consolidated statements of operations.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Accounting for an investment as either consolidated or using the equity method generally would have no impact on our net income or members’ equity in any accounting period, but a different treatment would impact individual income statement and balance sheet items, as consolidation would effectively “gross up” our statement of operations and balance sheet. In addition, under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value.

As of December 31, 2022 and 2021, the carrying amount of our investments in unconsolidated entities was $3.2 million and $2.4 million, respectively. In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. As the manager of the venture, we are entitled to 20.0% – 35.0% of the residual cash flow produced by the venture after the payment of any priority returns.

Depreciation and Amortization Expense

Depreciation expense includes costs associated with the purchase of furniture and equipment and office leasehold improvements which are recorded at cost. Furniture and equipment costs are depreciated using the straight-line method over the estimated useful life of the asset, generally three to seven years beginning in the first full month the asset is placed in service. Office leasehold improvements are amortized using the straight-line method over the shorter of the respective estimated useful life or the lease term.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2022 and 2021, the Company had no impairment losses related to its real estate and other long-lived assets.

Real Estate Assets Held for Sale

An asset or asset group is classified as held for sale when certain criteria are met including management’s approval for sale, the availability of the asset or asset group to be sold in its present condition, and the likelihood of the sale occurring within the next twelve months is probable. At such time, if the asset was being depreciated, depreciation is no longer recognized. Assets held for sale are recorded at the lower of their carrying value, or estimated net realizable value, less costs to sell. The estimates used in the determination of the net realizable value of real estate held for sale are based on known factors to the Company at the time such estimates are made and management’s expectations of future operations and economic conditions. Should the estimate or expectations used in determining net realizable value deteriorate in the future, the Company may be required to recognize impairment charges or write-offs related to these real estate assets held for sale. In the event an asset classified as held for sale no longer meets the criteria for held for sale classification the asset is reclassified as held for use at the lower of the fair value or the depreciated basis as if the asset had continued to be used.

Concentration of Credit Risk

Substantially all of the Company’s revenues are generated from the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, Nevada, Texas, and Utah. The Company mitigates the associated risk by:

●	diversifying our investments in real estate assets across multiple asset types, including hospitality, commercial, single-family, multi-family, and self-storage properties;

●	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

●	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

●	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist primarily of equity interests held by limited partners in consolidated real estate partnerships. We generally attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

Revenue Recognition

In accordance with the ASC 606, Revenue from Contracts with Customers, management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company’s revenues primarily consist of fund management and transaction and advisory fees.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fund Management

Asset Management Fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated for each fund on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time.

Performance allocations (“carried interest”) are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 20.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from  the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

Transaction and Advisory Fees

Revenues from contracts with customers includes fixed fee arrangements with its related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set up and fund formation services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Set up services are a one-time fee for the initial formation, administration, and set up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete.

Fund formation fees are earned at a point in time at a fixed rate based on the amount of capital raised into certain managed funds. Services include marketing, offering, registration, and ultimately raising capital.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable primarily consists of reimbursable expenses from third-party development projects. The Company continually reviews receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, payment history, and the financial condition of the related third-party service providers. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in operating costs on the accompanying consolidated statements of operations. The Company did not record an allowance for doubtful accounts as of December 31, 2022 and 2021.

Earnings Per Share

Basic earnings per share attributable to common stockholders is computed by dividing net income (loss) attributable to the Company by the weighted average number of shares outstanding during each period. The computation of diluted income (loss) per share attributable to common stockholders further assumes the potential dilutive effect of potential common shares, which includes common shares, consisting of (a) stock options and warrants using the treasury stock method, and (b) convertible debt and preferred stock using the if-converted method. To the extent the inclusion of potential common shares is anti-dilutive, the potential common shares are excluded from the computation of diluted income (loss) per share attributable to common stockholders. See Note 15 – Net Income (Loss) Per Share for the calculation of earnings per share.

Related Parties

In the normal course of business, the Company enters into transactions with related parties. Related parties include affiliates of the entity, entities under common control of the Company, significant stockholders and executive management and members of their immediate families, and other parties that can significantly influence the management and operating policies of the Company.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Any related interest and penalties would be classified as income taxes in the accompanying consolidated statements of operations. See Note 10 – Income Taxes for more detail.

Share-Based Payments

The Company has granted stock to non-employees in non-capital raising transactions as compensation for services provided. For stock grants to non-employees, the fair value of the share-based payment is determined based upon the measurement date fair value. The measurement date may be either (i) the date at which a performance commitment is reached or (ii) the date at which the necessary performance to earn the equity instruments is complete. The fair value of the Company’s common stock grants is estimated using market factors, such as the current private market selling price of the Company’s common stock at the measurement date, depending on the terms of each arrangement. Non-employee share-based payment charges are recognized based on the terms of each arrangement, and share-based payment charges are generally recognized as the related service is provided.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation

In July 2017, the Company’s Board of Directors approved the 2017 Incentive Stock Plan (the “2017 Plan”), which was amended in December 2021 to authorize the issuance of up to 10.0 million shares of common stock. In June 2018, the Company’s Board of Directors approved and issued approximately 1.8 million employee stock options to existing employees. The total stock options outstanding as of December 31, 2022 and 2021, was 2.0 million and $2.1 million, respectively. The total restricted stock units outstanding as of December 31, 2022 and 2021 was 0.4 million and $0.4 million, respectively.

The Company estimates the fair value of stock options using the Black-Scholes valuation model, which requires certain assumptions that can materially impact the estimation of fair value and related compensation expense. The assumptions used to estimate fair value include the price of our common stock, the expected volatility of our common stock, the risk-free interest rate, and the expected term of stock option awards. Management elected to recognize forfeitures as they occur pursuant to ASU 2016-09, Compensation — Stock Compensation. As a result, no forfeiture rate was assumed. The fair value of restricted stock units is based on the fair value of the Company’s common stock at the date of grant.

Segment Information

During 2021, we realigned our operating segments to better reflect the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. The Company’s activities are organized into three operating segments which constitute three reportable segments based on similarities with both their qualitative and economic characteristics. These segments distinguish all of the primary revenue generating activities of the business but group them together by their nature. The Company’s chief operating decision maker uses total revenue, operating income and key operating statistics to evaluate performance and allocate resources to the Company’s operations. Under this revised structure, the Company’s operations are now organized into three reportable segments for management and financial reporting purposes, Fund Management, Development and Brokerage.

Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds.

The non-reportable segments include certain business activities which do not meet the requirement to be a reportable segment because they are immaterial. These activities represent the operating activity of our single-family assets which involve both the sale and rental of real estate assets. In addition, the Company has not and does not allocate its assets or liabilities specifically to the operating segments and the Company’s chief operating decision maker does not review assets or liabilities by segment to make operating decisions. Assets, liabilities and corporate expenses are recorded at the legal entity level, which is not consistent to the operating segment and is therefore not reported by segment. See Note 17 – Segment Reporting for additional disclosures regarding the Company’s segments.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leases

Adoption of ASC 842

The adoption of Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”), effective January 1, 2022, did not have a material impact on the Company’s consolidated statements of operations. The most significant impact was the recognition of operating lease right-of-use (“ROU”) assets and operating lease liabilities for operating leases pursuant to which the Company is the lessee. The Company did not have a cumulative effect adjustment to retained earnings upon adoption. The lessor accounting model under ASC 842 is similar to existing guidance, however, it limits the capitalization of initial direct leasing costs, such as internally generated costs, and modifies the lease classification criteria through the elimination of "bright-line" tests.

The Company adopted ASC 842 by using a modified retrospective transition approach and elected the package of practical expedients permitted under ASC 842 (which included: (i) an entity need not reassess whether any expired or existing contracts are or contain leases, (ii) an entity need not reassess the lease classification for any expired or existing leases, and (iii) an entity need not reassess initial direct costs for any existing leases), the practical expedient which allows a lessee to combine lease and non-lease components, and the short-term lease election that allows a lessee not to apply the balance sheet recognition requirements to leases with a term of 12 months or less. The Company elected not to apply the practical expedients related to land easements, hindsight or assessing impairment of ROU assets.

Lessee

To account for leases for which the Company is the lessee, contracts must be analyzed upon inception to determine if the arrangement is, or contains, a lease. A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Lease classification tests and measurement procedures are performed at the lease commencement date.

The lease liability is initially measured as the present value of the lease payments over the lease term, discounted using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the lessee’s incremental borrowing rate is used. The incremental borrowing rate is determined based on the estimated rate of interest that the lessee would pay to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The lease term is the noncancelable period of the lease and includes any renewal and termination options the Company is reasonably certain to exercise. The lease liability balance is amortized using the effective interest method. The lease liability is remeasured when the contract is modified, upon the resolution of a contingency such that variable payments become fixed or if the assessment of exercising an extension, termination or purchase option changes.

The ROU asset balance is initially measured as the lease liability amount, adjusted for any lease payments made prior to the commencement date, initial direct costs, estimated costs to dismantle, remove, or restore the underlying asset and incentives received.

The Company’s impairment assessment for ROU assets is consistent with the impairment analysis for the Company's other long-lived assets and is reviewed quarterly.

Accounting Policies of Consolidated Funds

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our consolidated fund acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. Our consolidated funds allocate the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Our consolidated funds determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition. Our consolidated funds determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

Cost Capitalization and Depreciation

Our consolidated funds capitalize costs, including certain indirect costs, incurred in connection with their development and construction activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. Interest, property taxes and insurance are also capitalized during periods in which redevelopment, development and construction projects are in progress. Capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, commence at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. Our consolidated funds cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. Cost of ordinary repairs, maintenance and resident turnover are charged to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our real estate assets are as follows:

Building and building improvements	15 – 40 years
Furniture, fixtures, and equipment	3 – 7 years

For the years ended December 31, 2022 and 2021, depreciation expense was $9.3 million and $10.4 million, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, our consolidated funds recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2022 and 2021, our consolidated funds did not record an impairment loss related to its real estate and other long-lived assets.

Cash

Cash includes cash in bank accounts. The consolidated funds deposit cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, cash balances may exceed FDIC limits. Although the consolidated funds bear risk on amounts in excess of those insured by the FDIC, they have not experienced and do not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the consolidated funds are funded from the reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the consolidated funds for payment of property taxes, insurance, and interest.

Advance Key Money

Our consolidated funds have entered into certain arrangements in which hotel franchisors or their affiliates have provided the consolidated funds with financing as part of a franchise arrangement. The consolidated funds have been advanced funds upon entering into a franchise agreement and are not required to repay the funds as long as the franchise agreement is not terminated prior to its scheduled maturity. The potential amount of funds that would be required to be repaid decreases with the passage of time. The consolidated funds record a liability equal to the initial amount of funds received, which is amortized over the term of the franchise agreement and recorded as a reduction of franchise fee expense, which is included in consolidated funds - hospitality expenses in the accompanying consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining long-term debt and are capitalized and amortized over the term of the related debt obligation using the straight-line method. Capitalized deferred financing costs, net of accumulated amortization, are offset against and included in notes payable, net on the accompanying consolidated balance sheets.

Consolidated Fund Revenues

In accordance with the ASC 606, Revenue from Contracts with Customers, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues and rental income.

Consolidated funds – hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in other liabilities on the accompanying consolidated balance sheets. The deposits are credited to consolidated funds – hospitality revenue when the specific event takes place.

Consolidated funds – other revenue

Consolidated funds – other revenue primarily consists of rental revenue of $3.6 million and $3.3 million for the years ended December 31, 2022 and 2021, respectively. Rental revenue includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) and commercial properties of our consolidated funds.

Upon adoption of ASC 842, effective January 1, 2022, at the inception of a new lease arrangement, including new leases that arise from amendments, the Company assesses the terms and conditions to determine the proper lease classification. When the terms of a lease effectively transfer control of the underlying asset, the lease is classified as a sales-type lease. When a lease does not effectively transfer control of the underlying asset to the lessee, but the Company obtains a guarantee for the value of the asset from a third party, the Company classifies the lease as a direct financing lease. All other leases are classified as operating leases. The consolidated funds did not have any sales-type or direct financing leases as of December 31, 2022. For operating leases with minimum scheduled rent increases, the consolidated funds recognize rental revenue on a straight-line basis, including the effect of any free rent periods, over the lease term when collectability of lease payments is probable. Variable lease payments are recognized as rental revenue in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company identified two separate lease components as follows: i) land lease component, and ii) single property lease component comprised of building, land improvements and tenant improvements. The Company’s leases also contain provisions for tenants to reimburse the consolidated funds for maintenance and other property operating expenses, which are considered to be non-lease components. The Company elected the practical expedient to combine lease and non-lease components and the non-lease components will be included with the single property lease component as the predominant component.

Prior to the adoption of ASC 842, rental revenue consisted of the amount each tenant paid in accordance with the terms of each lease and were reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability was reasonably assured. These revenues were recorded net of any sales and occupancy taxes collected from tenants. Rental revenue is not within the scope of ASC 606 and was accounted for in accordance with ASC 840 — Leases.

In addition, consolidated funds - other revenue consists of $2.9 million and $2.1 million for the years ended December 31, 2022 and 2021, respectively, of interest income generated by a consolidated fund’s lending activity. Interest income is recognized on the accrual basis of accounting in accordance with the lending agreements over the term of the respective loan agreement.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, gain on extinguishment of debt, gain on derivative instruments, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Accounts Receivable

Accounts receivable primarily consists of amounts due from guests or groups for hotel rooms and services provided by the hotel properties. Accounts receivable also include due, but unpaid, rental payments. Our consolidated funds continually review receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, tenant payment history, the financial condition of the tenants, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, our consolidated funds will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in consolidated funds - hospitality expenses and consolidated funds - other expenses on the accompanying consolidated statements of operations. Our consolidated funds did not record an allowance for doubtful accounts as of December 31, 2022 and 2021.

Derivative Instruments

Our consolidated funds utilize derivative instruments, including interest rate caps and swaps, to reduce interest rate risk associated with its borrowings. Our consolidated funds do not intend to utilize derivatives for purposes other than interest rate risk management. The consolidated funds record all derivative instruments on the consolidated balance sheets at fair value. The accounting for changes in the fair value of the derivative and the effect on the financial statements depends on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. If the consolidated fund elects not to apply hedge accounting treatment, any changes in the fair value of the derivative instruments is recognized immediately in consolidated funds - hospitality expenses in the consolidated statements of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in fair value of the derivative is recorded in other comprehensive income (loss). As of December 31, 2022, one consolidated fund had one interest rate derivative that was not designated as a qualifying hedging relationship with a fair value of $1.6 million (Level 2) associated with a loan with a notional value of $18.9 million. The fair value of the interest rate derivative is included in prepaid and other assets in the assets of consolidated funds section of the accompanying consolidated balance sheet. As of December 31, 2021, the consolidated fund’s interest rate derivative was estimated to have a fair value (Level 2) equal to zero.

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

Fair value measurements and disclosures consist of a three level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

●	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

●	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data)

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and also simplifies the diluted earnings per share calculation in certain areas. The amendments in ASU 2020-06 are effective for the Company for reporting periods beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted beginning after December 15, 2020. We are currently evaluating the impact of ASU 2020-06, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Note 3 – VIEs

As of December 31, 2022 and 2021, the Company’s accompanying consolidated financial statements included 14 and 13 entities, respectively, all of which are consolidated as VIEs (“consolidated funds”). During the year ended December 31, 2022, the Company deconsolidated one VIE which sold its investment in a multi-family residential property and repaid the loan secured by the property (see Note 4 – Real Estate Investments) and one VIE which refinanced a loan securing one commercial property. With the repayment and refinance of the loans, the Company no longer guarantees the debt is is therefore not obligated to absorb the respective VIEs income or loss and is no longer determined to be the primary beneficiary. During the year ended December 31, 2021, the Company deconsolidated one VIE that owned various single family real estate assets, which sold certain assets and repaid the related loans resulting in an immaterial amount of debt guaranteed by the Company and therefore the Company is no longer determined to be the primary beneficiary. In addition, during the year ended December 31, 2021, the company deconsolidated one VIE that refinanced the loan securing a hotel property, in which the Company no longer guarantees the debt and is therefore not obligated to absorb the respective VIEs income or loss and is no longer determined to be the primary beneficiary. We aggregate and report the results of operations of these VIEs in consolidated fund revenues and consolidated fund expenses within the accompanying consolidated statements of operations through the date of deconsolidation.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company consolidated Northsight Crossing AZ, LLC (“Northsight”) in January 2022 and Southpointe Fundco, LLC (“Southpointe”) in June 2022 because the Company was determined to be the primary beneficiary as we have the power to direct the activities of Northsight and Southpointe and the obligation to absorb their losses through its guarantee of their indebtedness which is significant to the fund. The consolidation of Northsight and Southpointe consisted of the following (in thousands) at the time of consolidation:

Assets
Real estate investments, net	$23,611
Cash	233
Restricted cash	1,325
Prepaid and other assets	748
Total assets	$25,917

Liabilities
Notes payable, net	$15,824
Notes payable - related parties	5,301
Accounts payable and accrued expenses	109
Due to related parties	7
Other liabilities	688
Total liabilities	$21,929

Stockholders’ equity	3,988
Total liabilities and stockholders’ equity	$25,917

The Company consolidated Ironwood Fundco, LLC (“Ironwood”) in April 2021 because the Company was determined to be the primary beneficiary. The consolidation of Ironwood consisted of the following (in thousands):

Assets
Real estate investments, net	$14,936
Cash	400
Restricted cash	390
Prepaid and other assets	16
Total assets	$15,742

Liabilities
Notes payable, net	$8,195
Notes payable - related parties	7,510
Accounts payable and accrued expenses	2
Total liabilities	$15,707

Stockholders’ equity	35
Total liabilities and stockholders’ equity	$15,742

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management has determined that the equity holders in our consolidated entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIEs and the liabilities of the individual consolidated VIEs are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. When the VIE is consolidated, we reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated funds on a gross basis, and the interests in the VIEs are included in non-controlling interest in the consolidated financial statements. The Company has provided financial support to certain consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

See Note 12 – Commitments and Contingencies for additional information related to the commitments and contingencies of these VIEs.

Note 4 – Real Estate Investments

Dispositions

During the year ended December 31, 2022, the Company recognized a gain on dispositions of $0.1 million, which is included in other income (expenses), net on the accompanying consolidated statements of operations, primarily from the sale of one vacant land property, previously held as investments in real estate for $0.1 million.

During the year ended December 31, 2021, the Company sold four single-family homes, which included two single family homes sold to related parties, previously held as investments in real estate for $1.9 million, resulting in a gain on the dispositions of $0.5 million, which is included in other income on the accompanying consolidated statements of operations.

Asset Acquisitions by Consolidated Funds

During the year ended December 31, 2022, the consolidated funds acquired one commercial building and one property with vacant land for an aggregate purchase price of $23.8 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP. During the year ended December 31, 2021, the consolidated funds acquired one commercial building, from a related party, for a purchase price of $4.9 million, with the acquisition being accounted for as an asset acquisition under U.S. GAAP.

The allocation of the purchase price among the assets acquired at their relative fair value as of the acquisition date, consisted of the following for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Real estate investments, at cost
Land and land improvements	$13,185	$1,300
Building and building improvements	10,458	3,567
Tenant improvements	$123	$—
Total purchase price of assets acquired	$23,766	$4,867

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dispositions by Consolidated Funds

During the year ended December 31, 2022, the consolidated funds sold its investment in a 164-unit apartment complex located in Phoenix, Arizona, which was previously held as investments in real estate, classified as held for sale for $9.1 million, resulting in a gain on the disposition of $21.5 million, which is included in consolidated funds - gain on sale of real estate assets on the accompanying consolidated statements of operations. During the year ended December 31, 2021, there were no dispositions made by the consolidated funds.

Held for Sale by Consolidated Funds

As of December 31, 2022, the Company had no assets classified as held for sale. As of December 31, 2021, the consolidated funds had $9.1 million assets classified as held for sale which included one multi-family apartment building.

Note 5 – Prepaid and Other Assets

Prepaid and other assets consisted of the following as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Pursuit costs (1)	$4,495	$753
Prepaid expenses	704	356
Accounts receivable, net	62	58
Deposits	46	43
Finance lease - right of use assets	32	—
Costs in excess of billings	—	207
Inventory	—	9
Other assets	522	7
Total prepaid and other assets	$5,861	$1,433

(1)	Pursuit costs represent expenses incurred related to new fund formation, including the Caliber Hospitality Trust, primarily for professional, legal, consulting, accounting and tax services. As the funds raise equity investments and operating cash flow, as applicable, these costs are reimbursed by the respective funds to the Company. The Company assesses collectability and expenses any amounts in which collectibility is not reasonably assured.

Prepaid and other assets of the consolidated funds consisted of the following as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Derivative assets	$1,646	$—
Prepaid expenses	1,511	1,024
Deposits	742	681
Pursuit costs (1)	549	344
Deferred franchise fees, net	372	416
Intangibles, net	361	—
Inventory	138	120
Other assets	24	20
Total prepaid and other assets	$5,343	$2,605

(1)	Pursuit costs represent expenses incurred related to new fund formation, primarily for professional, legal, consulting, accounting and tax services. As the funds raise equity investments and operating cash flow, as applicable, these costs are reimbursed by the respective funds to the Company. The Company assesses collectability and expenses any amounts in which collectibility is not reasonably assured.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Notes Payable

Notes payable consisted of the following as of December 31, 2022 and 2021 (in thousands):

	December 31,
Notes Payable	2022	2021	Interest Rate (1)	Maturity Date(1)
Corporate Notes	$13,279	$3,919	10.00% - 12.00%	April 2023 - June 2024
Convertible Corporate Notes	1,374	1,492	8.25%	April 2023
Payroll Protection Program Loans	—	1,399	1.00%	January 2026
Total Notes Payable	$14,653	$6,810

(1)  As of December 31, 2022.

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of a promissory note, which are secured by the otherwise unencumbered assets of the Company and require monthly or quarterly interest-only payments until maturity. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. Management believes it can come to a mutual agreement with each lender to extend the maturities of the notes for an additional 12-month term.

As of December 31, 2022, there were 124 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 12.00%, with weighted average interest rate of 10.19%, and maturity dates ranging from April 2023 to June 2024. During the year ended December 31, 2022, there were no conversions of debt into common stock.

As of December 31, 2021, there were 77 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 15.00%, with a weighted average interest rate of 10.98%, and maturity dates ranging from January 2022 to December 2022. During the year ended December 31, 2021, there were no conversions of debt into common stock.

The Company has issued corporate notes with a conversion feature. The conversion price is $7.57 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of December 31, 2022 and December 31, 2021, the value of the conversion feature was zero.

Payroll Protection Program Loans

In January 2021, management was granted a PPP loan totaling $1.4 million. The loan is unsecured and has a fixed interest rate of 1.0 % and matures in January 2026. The loan allows the Company to prepay the amount plus accrued interest prior to maturity. According to the terms of the PPP, the potential loan forgiveness for all or a portion of the PPP loan are determined, subject to limitations, on the use of loan proceeds over the 8- to 24-weeks after the loan proceeds are disbursed for payment of payroll costs and other eligible expenses. In August 2022, the $1.4 million outstanding PPP loan was forgiven.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Minimum Payments

The following table summarizes the scheduled principal repayments of our indebtedness as of December 31, 2022 (in thousands):

Year	Amount
2023	$9,263
2024	5,390
2025	—
2026	—
2027	—
Total	$14,653

Notes payable of the consolidated funds consisted of the following as of December 31, 2022 and 2021, respectively (in thousands):

Notes Payable	December 31, 2022	December 31, 2021	Interest Rate(1)	Maturity date(1)
Real Estate Loans
Hampton Inn & Suites Hotel	$6,136	$6,345	6.12%	July 2025
Four Points by Sheraton Hotel	11,000	11,000	6.58%	April 2022
Holiday Inn Ocotillo Hotel	9,250	9,250	11.00%	May 2023
Airport Hotel Portfolio	56,470	56,470	8.01%	January 2023
DoubleTree by Hilton Tucson Convention Center	18,856	18,980	4.22%	August 2027
GC Square Apartments	—	11,581	N/A	N/A
DT Mesa Holdco II, LLC	3,000	6,015	7.18%	November 2023
Circle Lofts, LLC	4,889	4,965	5.25%	August 2050
Ironwood Fundco, LLC	—	8,255	N/A	N/A
Northsight Crossings AZ, LLC	14,320	—	3.75%	February 2029
Southpointe Fundco, LLC	1,050	—	9.99%	June 2023
Total Real Estate Loans	124,971	132,861
Payroll Protection Program Loans	—	3,564	N/A	N/A
Economic Injury Disaster Loans	450	450	3.75%	June 2050
Revolving Line of Credit	4,500	3,750	7.75%	August 2023
Convertible Notes	—	7,620	N/A	N/A
Member Notes	5,025	—	10.00%	June 2025
Total Notes Payable	134,946	148,245
Deferred Financing Costs, net	(690)	(856)
Total Notes Payable, Net	$134,256	$147,389

(1)  As of December 31, 2022.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Loans

Hampton Inn & Suites Hotel

In July 2015, the consolidated fund entered into a $7.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 4.50% through July 31, 2022, at which time the interest rate is the greater of the Treasury Rate in effect on July 31, 2022 plus 3.00%, or 4.50% through the maturity date in July 2025. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by an individual who is an affiliate of the Company. The terms of the loan agreement include covenant clauses, which requires certain key financial ratios and liquidity be met. As of December 31, 2021, the debt service coverage ratio required by the loan agreement was not satisfied, however, a waiver of the breach of covenant was obtained from the lender. As of December 31, 2022, the loan was in compliance with the required covenants.

Four Points by Sheraton Hotel

In June 2018, the consolidated fund entered into an $11.0 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. Upon entering into the loan, $1.6 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for the conversion of hotel rooms (the “Conversion Reserve”), pay for the property improvement plans required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). At December 31, 2022, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserves was $1.1 million in aggregate, which is included in restricted cash on the accompanying consolidated balance sheets. Once the Interest Reserve is depleted, the loan continues to require monthly interest-only payments until maturity. The loan is guaranteed by the Company. In December 2021, an agreement was negotiated to extend the maturity of the loan to April 2022. Per the terms of this agreement, the original interest rate terms, which set the interest rate at the greater of 5.75% or 360 LIBOR Rate plus 4.00%, were extended through March 2022 and thereafter 12.0% until maturity. In January 2023, an agreement was negotiated to extend the maturity date of the loan to September 2023. Per the terms of this agreement, the interest rate on the loan is equal to US Prime Rate plus 2.25%, with a floor rate of 9.65%, until August 31, 2023, at which time, the interest rate increases to 18% until the loan is paid in full or replaced with construction financing from the lender.

Prior to the agreement negotiated in January 2023, the terms of the loan included certain covenants including a debt service coverage ratio (“DSCR”) requirement. As of December 31, 2022 and 2021, the loan was not in compliance with its loan covenants as the hotel property’s operating results were below the required DSCR threshold. Through the amendment negotiated in January 2023, the DSCR requirement has been waived.

Holiday Inn Ocotillo Hotel

In July 2018, the consolidated fund entered into a $9.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. Upon entering into the loan, $0.9 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for operating expenses (the “Operating Reserve”), pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). The Interest Reserve and Operating Reserve each have a floor of $0.1 million, where if the balance falls below the floor, the Company is required to fund the reserves back to their original amounts. As of December 31, 2022 and 2021, the balance held in reserves related to the loan agreement were $0.3 million and $0.2 million, respectively, which are included in restricted cash on the accompanying consolidated balance sheets. The loan requires monthly interest-only payments. In August 2021, the loan agreement was amended and restated with the lender extending the maturity date to August 2022. Per the terms of the restated loan agreement, the interest rate on the loan is equal to 1-month LIBOR plus 6.00%, with a floor rate of 9.00%, which increased to 11.00% in June 2022. In August 2022, the loan agreement was amended and restated with the lender, extending the maturity date to May 2023, with an option to extend the maturity date to October 2023, contingent on meeting a minimum net operating income and no event of default, as defined in the agreement, has occurred. The amended and restated loan agreement required the Company to fund an additional $0.2 million to the Interest Reserve. The loan is guaranteed by the Company.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Airport Hotel Portfolio

In September 2018, the consolidated fund entered into a $62.2 million portfolio loan. Initial funding of the loan was $56.5 million with the option to receive an additional $5.7 million once certain operating performance thresholds are met. The loan is secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The loan has a variable interest rate equal to one-month LIBOR plus 3.75%, resulting in a rate of 8.01% as of December 31, 2022. The loan requires interest-only payments until maturity. The terms of the loan agreement require an exit fee equal to 0.25% of the original principal amount of the loan at the time the loan is repaid in full. The exit fee of $0.2 million was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The loan is guaranteed by the Company and individuals who are affiliates of the Company. The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a DSCR requirement. The DSCR contains a “cash management” provision that is triggered when the property’s operating results are below a certain DSCR threshold. As of June 30, 2020, the testing period, and December 31, 2020, the hotel properties’ operational results were below that certain DSCR and certain other required financial covenants were not met. In December 2020, the lender provided notification to management exercising their right under the “cash management” provision, and as such the hotel properties’ operating cash is subject to “cash management”. In April 2021, the terms of the loan agreement were renegotiated extending the maturity date of the loan to October 2022. Per the terms of the renegotiated loan agreement, $3.2 million was placed into reserve accounts for the payment of debt service, which is included in restricted cash on the accompanying consolidated balance sheets. The terms of the renegotiated loan agreement include a waiver of the breach of covenants at December 31, 2020 and further waives the financial covenants through the loan maturity date. In November 2022, the loan agreement was amended with the lender and the first option extends the initial maturity date to November 5, 2022 and the second option extends the first extended maturity date to January 5, 2023, subject to certain terms, conditions and fees. The consolidated fund exercised the options, extending the maturity date to January 5, 2023. In December 2022, the maturity date was extended to January 19, 2023, at which time the consolidated fund paid the loan amount outstanding in full.

In January 2023, the consolidated fund entered into a $55.0 million loan, which is secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. Per the terms of this agreement, the loan has a variable interest rate equal to SOFR plus 8.75% and matures in January 2025. In connection with the loan, the consolidated fund entered into an interest rate cap agreement, which sets the maximum SOFR rate for the loan at 5.00% through January 2024. The loan requires interest-only payments until maturity. The terms of the loan do not allow the prepayment of the outstanding balance in part prior to the maturity date but can be prepaid in whole subject to certain conditions, terms and fees outlined in the loan agreement. The loan is guaranteed by the Company and individuals who are affiliates of the Company. The terms of the loan agreement require an exit fee equal to 1.25% of the original principal amount of the loan and a minimum return equal to 30.0% of the original principal amount of the loan less any interest payments made at the time the loan is repaid in full. The terms of the loan require funds be placed in reserve accounts for replacement of furniture, fixtures and equipment (“FF&E Reserve Fund”), debt principal and interest payments (“Debt Service Reserve Fund”), property improvements (“PIP Reserve Fund”), and tax and insurance payments (“Tax and Insurance Reserve Fund”). Upon entering into the loan, $3.0 million in aggregate was placed into the Debt Service Reserve Fund and Tax and Insurance Reserve Fund. The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including DSCR, Loan-To-Value Ratio and Debt Yield requirements.

DoubleTree by Hilton Tucson Convention Center

In August 2019, the consolidated fund entered into a loan agreement with a maximum borrowing of $19.0 million, which is secured by a deed of trust and assignment of rents of the DoubleTree by Hilton Tucson Convention Center located in Tucson, Arizona. The loan has a variable interest rate per annum equal to LIBOR plus 2.50%. In connection with the loan, the consolidated fund entered into an interest rate swap agreement, which sets the interest at a fixed rate of 4.22% from September 2022 through August 2027. The loan requires interest-only payments until September 2022 and principal and interest payments thereafter until maturity. The terms of the loan allow for the prepayment of the outstanding balance in whole or in part at any time prior to the maturity date. The terms of the loan include, among other things, certain financial covenants, as defined in the loan agreement, including a DSCR and a loan-to-value requirement. As of December 31, 2022 and 2021, the loan was in compliance with all such covenants. The loan matures in August 2027 and is guaranteed by the Company.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GC Square Apartments

In October 2020, the consolidated fund entered into an $11.6 million loan which was secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan bore interest at a fixed annual rate of 3.125% for the first three years, thereafter, the interest rate would adjust annually to a rate which is equal to the sum of the highest published prime rate as defined by the agreement and a margin of 0.123% with a floor of 3.125% and a ceiling of 16.0% per year. The maturity date of the loan was October 2028. The loan required interest only payments for the first year and thereafter principal and interest payments as defined by the agreement. The loan agreement contained certain usual and customary restrictions and covenants relating to, among other things, liens, insurance, and other indebtedness. The loan was guaranteed by the Company. In March 2022, the consolidated fund sold its investment in the multi-family property and paid the loan amount in full.

DT Mesa Holdco II, LLC

In May 2019, the consolidated fund entered into a $1.0 million loan, which was secured by a deed of trust of a commercial building in Mesa, Arizona. The loan had a variable rate per annum equal to prime rate plus 1.00%. The loan required interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. In February 2022, the terms of the loan agreement were renegotiated extending the maturity date of the loan to September 2022, at which time the consolidated fund paid the loan amount outstanding in full.

In November 2019, the consolidated fund entered into a $5.0 million loan secured by the deed of trust of a commercial building in Mesa, Arizona. The loan requires interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. In December 2022, the terms of the loan agreement were renegotiated, extending the maturity date of the loan to November 2023 and amending the interest rate to the greater of (i) the federal home loan bank rate plus 2.75%% or (ii) 6.50%. The loan is guaranteed by the Company and the terms of the loan include certain financial covenants including a DSCR and loan-to-value requirement. As of December 31, 2022, the loan was not in compliance with its DSCR requirement based on the operation of the related property. Per the loan agreement, the lender is entitled to declare an event of default unless the Company agrees to partially repay the loan in an amount and on terms satisfactory to the lender. As of December 31, 2022, and through the date of this filing, the Company has been in communication with the lender to negotiate an agreement to mitigate any event of default. There can be no assurance, but management believes we will be able to come to an agreement with the lender in order to mitigate any defaults. Compliance with all other covenants was met as of December 31, 2022.

Circle Lofts, LLC

In July 2020, the consolidated fund entered into a $5.0 million loan, which is secured by a deed of trust and assignment of rents of a multi-family property located in Scottsdale, Arizona. The loan bears interest at a fixed annual rate of 5.25% until August 1, 2023. On August 1, 2023 and each six months thereafter until the maturity date, the interest rate will be adjusted to a rate which is equal to the sum of the six-month LIBOR plus 3.75%. The loan matures in August 2050. The loan required interest only payments until July 2021 and principal and interest payments thereafter until maturity. The loan amount may be prepaid prior to maturity subject to certain conditions and terms outlined in the agreement which defines the schedule of prepayment premiums based on the timing of the exercise of this option. The loan agreement contains certain usual and customary restrictions and covenants relating to, among other things, liens, insurance, and other indebtedness. The loan is guaranteed by individuals who are affiliates of the Company.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ironwood Fundco, LLC

In April 2021, the consolidated fund entered into a $5.8 million loan, which is secured by a deed of trust and assignment of rents of commercial property in Scottsdale, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.50%. Through amendments executed during 2022, the fund negotiated extending the maturity date of the loan to February 2023. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty.

In April 2021, the consolidated fund entered into a $2.5 million loan (the “2021” Ironwood Loan”), which is secured by a deed of trust and assignment of rents of commercial property in Scottsdale, Arizona. The 2021 Ironwood Loan had a fixed rate per annum equal to 4.5% and matured in May 2022. In September 2022, the fund refinanced the 2021 Ironwood Loan, repaying the outstanding balance and borrowing $2.4 million (the “2022 Ironwood Loan”). The 2022 Ironwood Loan bears an annual interest rate of 10.99% and matures in September 2023. The terms of the 2022 Ironwood Loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The 2022 Ironwood Loan is not guaranteed by the Company or any individuals who are affiliates of the Company. During the year ended December 31, 2022, the Company deconsolidated Ironwood Fundco, LLC as the Company was no longer determined to be the primary beneficiary upon refinancing the loan agreement.

Northsight Crossings AZ, LLC

In January 2022, the consolidated fund entered into a $15.0 million loan which is secured by a deed of trust and assignment of rents of a commercial property in Scottsdale, Arizona. Upon entering into the loan, $1.3 million was placed into reserve accounts for tenant improvements, operating expenses and capital expenditures, which are included in restricted cash on the accompanying condensed consolidated balance sheets. The loan bears interest at an annual rate of 3.75% for the first five years, thereafter, the interest rate is adjusted annually to a rate which is equal to the sum of the published prime rate as defined by the agreement and a margin of 0.5% with a floor of 3.75%. The loan matures in February 2029. Except for an annual maximum principal reduction of 20% of the original principal balance, the loan may be prepaid subject to a 1.0% prepayment premium on the outstanding balance at the time of prepayment during the first two years of the loan. The loan agreement contains certain usual and customary restrictions and covenants relating to, among other things, liens, insurance, and other indebtedness and includes a minimum DSCR requirement which begins in 2023. The loan is guaranteed by the Company.

Southpointe Fundco, LLC

In June 2022, the consolidated fund entered into a $1.1 million loan, which is secured by a deed of trust and assignment of rents of a residential development property in Phoenix, Arizona. The loan has a fixed rate per annum equal to 9.99% and matures in June 2023. The terms of the loan allow for a 6-month extension subject to certain conditions per the agreement. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan is guaranteed by an individual who is an affiliate of the Company.

Payroll Protection Program Loans

In April 2020, the consolidated funds were granted PPP loans totaling $3.4 million (the “2020 PPP Loans”). During the year ended December 31, 2021, the 2020 PPP Loans were forgiven. In March and April 2021, the consolidated funds were granted a second round of PPP loans totaling $3.6 million (the “2021 PPP Loans”, together with the 2020 PPP Loans, the “PPP Loans”). During the year ended December 31, 2022, the 2021 PPP Loans were forgiven. The gain recognized on the forgiveness of the PPP Loans is recorded in consolidated funds - hospitality expenses on the accompanying condensed consolidated statements of operations.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Economic Injury Disaster Loans

In June 2020, the consolidated funds were granted Economic Injury Disaster Loans (“EIDL”) loans totaling $0.6 million. The loans are secured by the assets of the respective funds and have a fixed interest rate of 3.75 % and mature in June 2050. Principal and interest payments are deferred for the first 12 months of the loans. The loans allow for prepayment of principal plus accrued interest prior to maturity. The loan agreements contain certain usual and customary restrictions and covenants relating to, among other things, insurance, and other indebtedness. In addition, the terms of the loans include a cross-default provision whereby the Small Business Administration (“SBA”) may, in its discretion, without notice or demand require immediate payment of all amounts outstanding under the loans. In January 2023, the consolidated funds repaid $0.2 million related to the EIDL loans.

Revolving Line of Credit

In August 2019, a consolidated fund entered into a revolving line of credit (“LOC”) with a maximum borrowing amount of $4.5 million. The LOC is secured by the partnership’s assets and is guaranteed by the Company. The LOC has a variable interest rate equal to the greater of (i) Wall Street Journal Prime Rate plus 0.25% per annum or (ii) 4.75%, resulting in a rate of 7.75% as of December 31, 2022. The Company is required to pay a fee of 0.20% of the unused revolving balance. The LOC matured in August 2021. In November 2021, the agreement was amended extending the maturity date of the LOC to August 2022. In August 2022, the agreement was amended extending the maturity date of the LOC to August 2023 and removing certain restrictive covenants. The terms of the LOC include certain financial covenants and as of December 31, 2022, the consolidated fund was in compliance with all such covenants.

Convertible Notes

The consolidated fund, Ironwood Fundco, LLC (Ironwood”), entered into 10.0% convertible notes with individual investors. The notes have a 12-month term which may be extended an additional 12 months by the fund manager. The notes require monthly or quarterly interest only payments until maturity and may be redeemed by the holder at any time prior to maturity into Class A Units of Ironwood at a post-money valuation determined by the fund manager at the time of the conversion. During the year ended December 31, 2022, the Company deconsolidated Ironwood Fundco, LLC as the Company was no longer determined to be the primary beneficiary upon refinancing the real estate loan agreement.

Member Notes

During the year ended December 31, 2022, the consolidated fund, Southpointe Fundco, LLC (“Southpointe”), entered into 10.0% unsecured promissory notes with individual investors. The notes mature in June 2025 and may be extended up to two additional 12-month periods by the fund manager. The notes require quarterly interest only payments. The terms of the notes allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Debt Maturities

As of December 31, 2022, the future aggregate principal repayments due on the Company’s notes payable are as follows (in thousands):

Year	Amount
2023	$86,380
2024	1,158
2025	11,748
2026	1,035
2027	17,543
Thereafter	17,082
Total	$134,946

Deferred Financing Costs

During the years ended December 31, 2022 and 2021, amortization of deferred financing costs was $0.7 million and $1.0 million, respectively. There was $0.1 million of deferred financing cost write-offs during the year ended December 31, 2022. There were no write-offs during the year ended December 31, 2021.

Note 7 – Related Party Transactions

Notes Receivable – Related Parties

The Company, through its consolidated VIEs, entered into unsecured promissory notes with related parties. The notes mature on various dates from May 2023 through December 2024 and have interest rates of 12.0% per annum. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty. During the years ended December 31, 2022 and 2021, the Company earned $2.9 million and $2.1 million, respectively, of interest in connection with the notes, which is included in consolidated funds – other revenues on the accompanying consolidated statements of operations. No interest was due to the Company as of December 31, 2022 and 2021. As of December 31, 2022 and 2021, the outstanding principal balance on the notes were $28.2 million and $20.1 million, respectively, which is included in notes receivable — related parties on the accompanying consolidated balance sheets.

Fund Management

The Company manages multiple private equity real estate funds. See Note 2 – Summary of Significant Accounting Policies for detail on our revenues related to Fund Management. In general, the Company generates the following Fund Management revenues:

●	Asset Management Fees – We receive an annual asset management fee equal to 1.0% to 1.5% of all the non-affiliate capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. We are also entitled to receive reimbursement for certain expenses incurred or paid on behalf of the fund, which may include an allocation of certain administrative and overhead costs. During the years ended December 31, 2022 and 2021, the Company earned $4.5 million and $3.5 million, respectively, of asset management fees from related parties, which are included in asset management fees on the accompanying consolidated statements of operations.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●	Performance allocations – We are entitled to an allocation of the income otherwise allocable to the limited partners/members of the funds we manage, commonly referred to as carried interest. Generally we receive 20.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns typically range from 6.0% for common equity to 10.0% to 12.0% for preferred equity, which does not participate in profits. During the years ended December 31, 2022 and 2021, the Company earned $2.5 million and $0.7 million, respectively, of performance allocations from related parties, which are included in performance allocations on the accompanying consolidated statements of operations.

●	Transaction and Advisory Fees – We receive fees for services primarily relating to the set up of certain funds, marketing, offering, registering, and selling of equity and debt instruments of the affiliates (collectively, “Fund Formation Fees”), loan placement and guarantee fees. During the years ended December 31, 2022 and 2021, the Company earned $6.6 million and $2.4 million, respectively, of transaction and advisory fees from related parties, which are included in transaction and advisory fees on the accompanying consolidated statements of operations.

As of December 31, 2022 and 2021, amounts due to the Company from related parties for fund management services was $6.8 million and $3.9 million, respectively, which are included in due from related parties on the accompanying consolidated balance sheets.

Development

The Company provides development related management services to affiliates and third parties, which include ground-up development and repositioning of real estate assets, the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services.

During the years ended December 31, 2022 and 2021, the Company recognized $2.4 million and $2.1 million, respectively, of development revenue from related parties, which are included in transaction and advisory fees on the accompanying consolidated statements of operations. As of December 31, 2022 and 2021, amounts due to the Company from related parties for development services were $1.0 million and $1.4 million, respectively, which are included in due from related parties on the accompanying consolidated balance sheets.

Brokerage

The Company provides real estate brokerage services related to the purchase and sale of residential and commercial properties owned by the funds which we manage. During the years ended December 31, 2022 and 2021, the Company recognized $1.4 million and $40,000, respectively, of brokerage commission revenue from related parties, which are included in transaction and advisory fees on the accompanying consolidated statements of operations. There were no brokerage commissions due from related parties as of December 31, 2022 and 2021.

Notes Payable – Related Parties

The Company, through various consolidated VIEs, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. In addition, the Company has a related party unsecured promissory note with a former member of the Company’s executive management team that was repaid during the year ended December 31, 2022.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the notes payable – related parties as of December 31, 2022 and 2021 (in thousands):

	December 31,		Interest	Maturity
Notes Payable - Related Parties	2022	2021	Rate(1)	Date(1)
Former Management	$—	$40	N/A	N/A
Caliber Residential Advantage Fund, LP	365	815	7.50%	May 2023
Total Notes Payable - Related Parties	$365	$855

(1)  As of December 31, 2022.

During each of the years ended December 31, 2022 and 2021, the Company incurred $0.1 million of interest expense in connection with the notes payable – related parties, which is included in interest expense on the accompanying consolidated statements of operations. There was no interest payable due to related parties as of December 31, 2022 and 2021. Management expects to extend the Caliber Residential Advantage Fund, LP note at maturity.

Notes Payable – Related Parties of Consolidated Funds

The Company, through various consolidated VIEs, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes payable – related parties consisted of the following as of December 31, 2022 and 2021 (in thousands):

	December 31,		Interest	Maturity
Notes Payable - Related Parties	2022	2021	Rate(1)	Date(1)
Roosevelt III HOLDCO, LLC	$2,748	$2,400	12.00%	March 2023(2)
CDIF, LLC	1,725	1,415	12.00%	May 2023
Caliber Tax Advantaged Opportunity Zone Fund, LP	2,500	850	5.50%	June 2023
Caliber Diversified Opportunity Fund II, LP	—	500	N/A	N/A
Total Notes Payable - Related Parties	$6,973	$5,165

(1)  As of December 31, 2022.

(2)  In February 2023, an agreement was executed to extend the maturity date of the loan to March 2024.

During the years ended December 31, 2022 and 2021, the consolidated funds incurred $0.9 million and $0.6 million of interest expense in connection with the notes payable – related parties, which is included in consolidated funds – hospitality expenses and consolidated funds – other expenses on the accompanying consolidated statements of operations. Interest payable at December 31, 2022 and 2021 and was $0.1 million and $0.2 million, respectively, which is included in due to related parties on the accompanying consolidated balance sheets. Management expects to extend these notes at maturity.

Withdrawal Agreement

In November 2014, the Company entered into an agreement with a former co-manager and member of one of the Company’s consolidated subsidiaries which outlined the terms of his resignation as co-manager and assignment of his member interest. In consideration for his resignation as co-manager and assignment of his member interest, the Company agreed to issue 33,029 shares of its common stock to the individual or his designee, provide the individual with construction services at no cost to the individual, as outlined in the agreement, and pay the individual or his designee up to $0.5 million in cash, as outlined in the agreement. The Company issued the 33,029 shares of common stock in April 2015. As of December 31, 2022 and 2021, $8,000 and $0.1 million, respectively, was due to the former co-manager and member of the Company, which are included in other liabilities on the accompanying consolidated balance sheets.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other

In the normal course of business, the Company has various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2022 and 2021, other amounts due from related parties were $1.9 million and $0.3 million, respectively, which are included in due from related parties on the accompanying consolidated balance sheets. As of December 31, 2022 and 2021, other amounts due to related parties were $0.2 million and $0.7 million, respectively, which are included in due to related parties on the accompanying consolidated balance sheets.

Other – consolidated funds

In the normal course of business, the consolidated funds have various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the funds on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2022, there were no other amounts due from related parties. As of December 31, 2021, other amounts due from related parties was $0.2 million, which is included in due from related parties on the accompanying consolidated balance sheets. As of December 31, 2022, there were no other amounts due to related parties. As of December 31, 2021, other amounts due to related parties was $0.2 million, which is included in due to related parties on the accompanying consolidated balance sheets.

Note 8 – Leases

Lessee

The Company is the lessee under two corporate office leases and two hospitality consolidated funds are the lessees under ground lease arrangements, which meet the criteria of an operating lease. The operating leases have a weighted average remaining lease term of 25.2 years as of December 31, 2022. The weighted average discount rate for the operating leases was 9.2% as of December 31, 2022. As most of the Company’s leases do not specifically state an implicit rate, the Company uses discount rates indicative of synthetic credit rate based on a market-specific analysis, and applied based on the lease term as of the lease commencement date or upon a remeasurement event when calculating the present value of the remaining lease payments. Therefore, the incremental borrowing rate used reflects the cost to borrow on a securitized basis. The remaining lease term does not reflect all renewal options available to the Company, only those renewal options that the Company has assessed as reasonably certain of being exercised. The operating lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of December 31, 2022, the Company does not have any material operating or financing leases with related parties or that have not yet commenced, or any sale-leaseback arrangements.

The components of the lease cost were as follows for the year ended December 31, 2022 (in thousands):

	Year Ended December 31, 2022
	CaliberCos	Consolidated Funds
Operating lease expense	$465	$1,131
Variable lease expense	1	28
Total lease cost	$466	$1,159

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental cash flow information and non-cash activity related to our operating leases was as follows:

	Year Ended December 31, 2022
	CaliberCos	Consolidated Funds
Cash paid for amounts included in the measurement of operating lease liabilities	$585	$1,236
Non-cash activity:
Lease liabilities arising from obtaining right-of-use assets	$260	$—

The following represents maturities of operating lease liabilities as of December 31, 2022 (in thousands):

Year	CaliberCos	Consolidated Funds
2023	$534	$1,236
2024	544	1,236
2025	554	1,236
2026	81	1,236
2027	32	1,236
Thereafter	—	29,348
Total lease payments	1,745	35,528
Less: Interest	(158)	(23,067)
Total	$1,587	$12,461

Lessor

Rental revenue includes the revenues generated primarily by the rental operations of two multi-family residential properties, including GC Square Apartments, which was sold in March 2022, and two commercial properties of our consolidated funds. The leases have non-cancelable least terms from 0.7 years to 20.1 years. Certain leases contain options to extend the term of the lease and impose financial penalties, including paying all future payments required under the remaining term of the lease, if the tenant terminates the lease. The leases do not contain any lessee purchase options. As of December 31, 2022, the Company does not have any material related party leases as a lessor. The components of rental revenue for the year ended December 31, 2022 (in thousands) are presented in the table below. Variable rental revenue are primarily costs reimbursed related to common area maintenance.

Year Ended December 31, 2022
Fixed	$3,066
Variable	531
Total	$3,597

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments due to the consolidated funds under non-cancellable operating leases over the next five years and thereafter as of December 31, 2022 are as follows (in thousands):

Year
2023	$2,117
2024	1,579
2025	1,161
2026	1,014
2027	694
Thereafter	1,286
Total	$7,851

Note 9 – Other Liabilities

Other liabilities consisted of the following as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Finance lease liability	$33	$—
Deposits (1)	23	—
Billings in excess of costs	—	423
Deferred rent liability	—	341
Other	8	103
Total other liabilities	$64	$867

(1)  Includes tenant security deposits.

Other liabilities of the consolidated funds consisted of the following as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Advance key money, net	$900	$975
Deposits (1)	710	319
Sales tax payable	566	413
Below market leases, net	461	—
Tenant improvement allowance	74	59
Above market ground leases, net (2)	—	3,511
Deferred rent liability	—	287
Capital leases	—	71
Other	319	328
Total other liabilities	$3,030	$5,963

(1)  Includes hotel advance deposits and tenant security and pet deposits.

(2)  At the time of acquisition in November 2012 of a hotel property subject to a ground lease, it was determined that the lease rate of the ground lease was at a rate which management estimated was above the fair market lease rate. Accordingly, the consolidated fund recorded a liability in the amount of the estimated fair value (Level 3) of the above market ground lease. The above market ground lease was amortized as a reduction to lease expense until the adoption of ASC 842. See Note 2 – Summary of Significant Accounting Policies for a description of the adoption of ASC 842 and the related accounting policy.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Income Taxes

The following table shows the components of the income tax provision (benefit) from total operations for the years ended December 31, 2022 and 2021 (in thousands):

	Years Ended December 31,
	2022	2021
Current income tax provision (benefit)
Federal	$—	$—
State	—	—
Total	—	—

Deferred income tax provision (benefit)
Federal	159	(204)
State	(25)	26
Total	134	(178)

Adjustment to valuation allowance	(134)	178
Total income tax provision (benefit)	$—	$—

The following table reconciles the U.S. federal statutory tax rate to the effective income tax rate for the years ended December 31, 2022 and 2021:

	Years Ended December 31,
	2022	2021
U.S. federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	1.6%	9.3%
Income passed through to noncontrolling interest, federal tax	(18.0)%	(20.4)%
Income passed through to noncontrolling interest, state tax	(1.4)%	(9.0)%
Permanent differences, VIEs	0.5%	(0.7)%
Prior period return-to-provision adjustments	(0.8)%	0.6%
Nondeductible expenses	(2.0)%	0.0%
Change in valuation allowance	(0.9)%	(0.8)%
Effective income tax rate	0.0%	0.0%

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the components of the Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net Operating Loss Carryforwards	$13,638	$12,263
Sec 362 Basis Step-up	438	441
Deferred Compensation	1,490	828
Fixed Assets	121	180
Other	673	408
Total deferred tax assets	16,360	14,120
Deferred tax liabilities:
Passthrough Income/Loss from Partnerships	(11,103)	(9,943)
Other	(1,623)	(409)
Total deferred tax liabilities	(12,726)	(10,352)
Valuation Allowance	(3,634)	(3,768)
Net deferred tax assets	$—	$—

As of December 31, 2022, the Company had approximately $55.1 million each of federal and state net operating losses (“NOL”) available to offset future taxable income. As of December 31, 2021, the Company had approximately $49.6 million and $47.7 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. The federal NOLs arising in 2017 and prior, if not utilized, begin expiring in the year 2035. Federal NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely but are subject to an 80% of taxable income limitation. The state NOLs arising in 2021 and prior, if not utilized, begin expiring in the year 2035. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control of ownership.

In assessing the need for a valuation allowance against its net deferred tax assets, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considered cumulative tax losses as a significant piece of negative evidence and established a full valuation allowance of $3.6 million and $3.8 million against the Company’s net deferred tax assets as of December 31, 2022 and 2021, respectively.

The changes to the Company’s valuation allowance during the years ended December 31, 2022 and 2021 were as follows (in thousands):

	Years Ended December 31,
	2022	2021
Valuation allowance at the beginning of the year	$3,768	$3,590
Changes in valuation allowance recorded during the year	(134)	178
Valuation allowance at the end of the year	$3,634	$3,768

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S., Alaska, Arizona, California, Colorado, Illinois, Minnesota, Missouri, Nevada, Oregon, Texas, and Utah. The Company is currently not under income tax examination in any tax jurisdiction.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different from what was reported on the tax returns. We are currently open to audit under the statute of limitations by the United States Internal Revenue Service as well as state taxing authorities for the past four years (three years in some states). However, due to NOL carryforwards not being utilized, all periods are open to potential examinations. Any penalties and interest related to unrecognized tax benefits would be classified as income tax expense in the accompanying consolidated statements of operations.

We apply U.S. GAAP related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We do not believe that there are any positions taken by the Company which would require recognition or disclosure in these financial statements for the years ended December 31, 2022 and 2021.

Note 11 – Supplemental Cash Flow Disclosures

Supplemental cash flow information consisted of the following for the years ended December 31, 2022 and 2021 (in thousands):

	Years Ended December 31,
	2022	2021
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of capitalized interest of $0 and $66 for the years ended December 31, 2022 and 2021, respectively	$1,444	$568
Supplemental Disclosure of Cash Flow Information of Consolidated Funds
Cash paid for interest, net of capitalized interest of $18 and $184 for the years ended December 31, 2022 and 2021, respectively	9,582	8,478

Supplemental Disclosures of Non-Cash Investing and Financing Activities
Real estate investments moved to held for sale	—	3,082
Real estate investments moved from held for sale	1,703	—
Increase in note payable due to deconsolidation of VIEs	—	2,920
Note receivable eliminated in consolidation of VIEs	—	3,110
Issuance of common stock in connection with legal settlement	3,200	—
Issuance of common stock in lieu of cash payment for accounts payable	100	—
Establishment of operating right-of-use assets	1,765	—
Establishment of finance right-of-use assets	55	—
Establishment of operating lease liabilities	2,067	—
Establishment of finance lease liabilities	55	—

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
	2022	2021
Supplemental Disclosures of Non-Cash Investing and Financing Activities of Consolidated Funds
Real estate investments moved to held for sale	21,282	9,142
Real estate investments moved from held for sale	21,761	—
Cost of real estate investments included in accounts payable	268	437
Cost of real estate investments included in due to related parties	299	—
Establishment of operating right-of-use assets	8,742	—
Establishment of operating lease liabilities	12,540	—
Consolidation of VIEs
Real estate investments, net	—	14,936
Prepaid and other assets	568	16
Notes payable	—	8,300
Notes payable - related parties	—	4,400
Accounts payable and accrued expenses	130	—
Due to related parties	—	2
Other liabilities	688	—
Noncontrolling interests	1,972	824
Deconsolidation of VIEs
Real estate investments, net	15,905	17,173
Accounts receivable, net	2	137
Notes receivable	—	4,015
Prepaid and other assets	53	305
Due from related parties	—	16
Due to related parties	791	1,926
Notes payable	16,953	11,024
Notes payable - related parties	1,615	4,728
Accrued expenses	298	1,037
Other liabilities	4	143
Accumulated deficit	—	942
Noncontrolling interests	2,882	132

Note 12 – Commitments and Contingencies

In August 2014, the Company entered into a consulting agreement with Mercadyne Advisors, LLC (“Mercadyne”) and 6831614 Manitoba Ltd. (“Manitoba”) (collectively, the “Consultants”). Per the agreement, the services to be provided by the Consultants were business consulting related services primarily focused on assisting the Company in accessing capital markets and designing, implementing, and completing a public offering. In exchange for the services, the agreement outlined the Consultants’ compensation to include a $25,000 monthly fee paid in cash and a contingently exercisable warrant to purchase a 15.0% equity interest in the Company for an aggregate exercise price of $1,000, exercisable upon the completion of a public offering. The agreement was amended in February 2015, for the purposes of amending the compensation to be a grant of equity rather than a warrant to purchase a 15.0% equity interest in the Company on a fully diluted basis as of the date of the amendment, for a price of $1,000, and to memorialize that all services required to be provided in connection with the agreement had been provided, although a public offering had not been completed. The agreement does not include a stated number of shares of common stock to be issued in exchange for the services provided. In March 2017, the Company and Mercadyne entered into a stock subscription agreement which finalized the number of shares of common stock to be issued to Mercadyne in connection with the consulting agreement and related amendment. The final number of shares issued to Mercadyne in connection with the agreement was 787,927. At the time of the settlement our liability was reduced by $1.1 million, with a corresponding increase to stockholders’ equity.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 27, 2020, Manitoba, and its President, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement, in connection with the above equity grant. The complaint sought damages in the amount of $10.9 million, but in no event less than $8.1, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 1,296,709 shares of Class A common stock, but in no event less than 966,282 shares. The complaint also sought fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA which included the Company’s request to submit a dispositive motion on legal issues on which the Company believed it was likely to succeed as a matter of law. Following a March 29, 2021 initial preliminary hearing conference with the arbitration panel in which the panel approved the Company’s request to submit the dispositive motion, the Company indeed successfully obtained dismissal of four (4) of the alleged claims brought by the prior consultant, including the claim against it for “treble damages”, as well as dismissal of four (4) of the alleged respondent parties, and one of the claimant parties. None of the Company’s counterclaims were dismissed. The Company had engaged in and continued to be engaged in ongoing confidential settlement negotiations with Manitoba for settlement of all claims and counterclaims arising from or relating to the facts and circumstances underlying their complaint.  In April 2022, Company management determined it was necessary to increase the accrual related to this matter to $3.2 million, as of December 31, 2021. The arbitration hearing on the claims and counterclaims commenced on June 20, 2022.

On June 21, 2022, the Company and Manitoba entered into a confidential settlement agreement providing for dismissal with prejudice of both the AAA Arbitration and the underlying complaint filed in Maricopa County Superior Court in the State of Arizona, notification to the court of the settlement, and issuance of an order dismissing the complaint in its entirety, with prejudice, with each party to the complaint to bear their own attorneys’ fees and costs. The agreement also provides for the arbitration to be completely dismissed, with prejudice, as well. The principal terms of the settlement are:

●	Cash payments by Caliber to Manitoba aggregating to a total amount of $525,000

●	The issuance of 475,613 shares of Caliber Class A common stock to Manitoba, subject to a Right of First Refusal in favor of Caliber as stipulated per the terms of the confidential settlement agreement

●	Releases by both parties of all claims and discharge of the complaint.

By entering into the settlement, the Company and Manitoba have resolved the complaint to their mutual satisfaction. Caliber has not made any admissions as to the validity of the claims or allegations in the complaint and Manitoba has not made any admissions that any claims or allegations in the complaint lack merit or foundation.

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company believes we are in material compliance with current laws and regulations and do not know of any existing environmental condition and has not been notified by any governmental authority of any non-compliance, liability or other claim, in each case, that could result in a material effect on our financial condition or results of operations.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Construction Contracts

In connection with our development, redevelopment and capital improvement activities, we have entered into various construction related contracts and we have made commitments to complete certain projects, pursuant to financing or other arrangements. At each of December 31, 2022 and 2021, our commitments related to these activities were $0.3 million.

Franchise Agreements and Advance Key Money

Intercontinental Hotel Group

In August 2013, the consolidated fund entered into a 20-year franchise agreement with Holiday Hospitality Franchising, LLC (“IHG”). Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

●	royalty fee of 5% of gross room revenue

●	service contribution fee of 3% of gross room revenue

●	technology fee of $12.75 per room

●	marketing fee of $3.00 per room

As a part of the franchise agreement, Six Continents, Inc., an affiliate of IHG, advanced $1.5 million (“Advance Key Money”) to the consolidated funds to retain IHG as the franchisor on the hotel property for 20 years. The consolidated funds are not required to repay any part of the Advance Key Money unless the franchise agreement is cancelled before the termination date of August 2033.

In June 2015, the consolidated funds entered into a 10-year franchise agreement with IHG, which expires in June 2025. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

●	royalty fee of 5% of gross room revenue

●	service contribution fee of 3% of gross room revenue

●	technology fee of $13.26 per room

●	all fees due for marketing

In July 2018, the consolidated funds entered into a separate 15-year franchise agreement with IHG, which expires in July 2033. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

●	royalty fee of 5% of gross room revenue

●	service contribution fee of 3% of gross room revenue

●	technology fee of $14.80 per room

●	all fees due for marketing

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hampton Inn

In October 2014, the consolidated funds entered into a franchise agreement with Hampton Inns Franchise, LLC, which expires in November 2030. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

●	program fee of 4% of gross room revenue

●	royalty fee of 6% of gross room revenue

Hilton Worldwide

In November 2016, the consolidated funds entered into a 10-year franchise agreement with Hilton Franchise Holdings, LLC, an affiliate of Hilton Worldwide. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

●	program fee of 4% of gross room revenue

●	royalty fee of 5% of gross room revenue

●	food and beverage fee of 3% of gross food and beverage revenue

Marriott International, Inc.

In June 2018, the consolidated funds entered into a 15-year franchise agreement with Marriott International, Inc. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

●	program fee of 5.5% of gross room revenue

●	marketing fund fee of 1% of gross room revenue

The consolidated funds recognized total franchise fees of $3.8 million and $2.8 million for the years ended December 31, 2022 and 2021, respectively.

Buyback Program

In September 2018, the Company agreed to repurchase all 3,709,693 shares (“Buyback Program”) owned by one of its non-participating founders for $4.54 per share of common stock in exchange for an amendment to such non-participating founder’s shareholder voting rights and other Company protections. Among other things, the Company’s obligation to reacquire the non-participating founder’s shares terminates when the Company’s common stock is listed on a national exchange. The shares are being reacquired at various amounts ranging from 3,500 to 6,000 units on a monthly basis until such time as the Company has satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. Subsequent to December 31, 2022, the Company entered into an agreement to repurchase 35,671 shares immediately prior to the effective date of the Company’s initial public offering.

Due to the length of time of the liability, the Company recorded a liability of $13.6 million and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. During each of the years ended December 31, 2022 and 2021, the Company repurchased 71,342 shares of Class A common stock, respectively. As of December 31, 2022 and 2021, the balance of the liability was $12.4 million and $12.7 million, respectively, which is included in buyback obligation on the accompanying consolidated balance sheets. The remaining number of shares to be repurchased as of December 31, 2022 and 2021 was 3,432,351 and 3,503,693, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022, the future aggregate payments related to the Buyback Program are as follows (in thousands):

Year	Amount
2023	$324
2024	324
2025	324
2026	324
2027	324
Thereafter	13,968
Aggregate payments	15,588
Less interest	(3,197)
Total	$12,391

Note 13 – Stockholders’ Equity and Share-Based Payments

In December 2019, the Company entered into a second amended and restated certificate of incorporation which authorized the Company to increase the number of shares to 137,500,000 consisting of: (a) 115,000,000 shares of common stock consisting of (i) 100,000,000 shares of Class A common stock with a par value of $0.001 per share, (ii) 15,000,000 shares of Class B common stock with a par value of $0.001 per share; and (b) 22,500,000 shares of preferred stock with a par value of $0.001 per share consisting of (i) 2,564,103 shares designated as Series A, (ii) 12,500,000 shares designated as Series B, and (iii) 7,435,897 shares remaining undesignated.

The Class B common stock is identical in all respects to Class A common stock, except it is entitled to 10 votes per share and is convertible at any time on a one-for-one basis into shares of Class A common stock. All other rights, privileges, and rank will be shared equally and be identical in all respects as to all matters.

Common Stock

The holders of common stock shall be entitled to receive dividends when, as, and if declared by the board of directors. The holders of common stock shall at all times vote together as one class on all matters. Class A common stock shall be entitled to one vote for each share of common stock and Class B common stock shall be entitled to 10 votes for each share of common stock. No holder of shares of common stock shall have the right to cumulate votes. In the event of liquidation, subject to the prior rights of holders of preferred stock to share ratably in the Company’s assets, the holders of common stock and holders of any shares of preferred stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of shares of preferred stock. The holders of Class A common stock shall not have any conversion, redemption, or other preemptive rights. The holders of Class B common stock are entitled to a conversion upon notice or an automatic conversion upon transfer at which time the Class B Common stockholder will be entitled to one fully paid and nonassessable share of Class A common stock. In addition, Class B common stock shall not have any redemption or other preemptive rights.

From inception through December 31, 2022, the Company has issued shares of common stock that were sold in units through various tranches. Within a few of the tranches, shares of common stock included a warrant to purchase additional shares of common stock within certain timeframes. The warrants had an exercise price ranging from $2.86 to $3.36 per share.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The table below summarizes the warrant activity for the years ended December 31, 2022 and 2021, and the number of potential shares of common stock to be issued in connection with outstanding warrants as of December 31, 2022 and 2021 (in thousands):

Shares
December 31, 2020	28
Warrants issued	—
Warrants exercised	28
Warrants expired	—
December 31, 2021	—
Warrants issued	—
Warrants exercised	—
Warrants expired	—
December 31, 2022	—

2017 Incentive Stock Plan

The Company may award stock options to employees under the 2017 Incentive Stock Plan (“2017 Plan”). The 2017 Plan allows the Company to: (i) grant stock awards, (ii) grant stock options, and (iii) offer restricted stock purchases to directors, executives and selected employees, consultants, and advisors. Options will vest if the recipient maintains constant employment through the end of the requisite service period. The following inputs and assumptions were used to calculate the weighted average fair values of the options granted for the years ended December 31, 2022 and 2021:

	December 31,
	2022	2021
Expected term (in years)	6.125	6.46
Volatility	30% - 40%	30%
Dividend Yield	0.00%	0.00%
Risk-free rate	0.97% - 4.10%	0.97%
Grant date fair value	$2.790	$2.148

Compensation expense is recognized on a straight-line basis over the service period. During the years ended December 31, 2022 and 2021, the Company recognized $0.5 million and $24,000, respectively, in compensation expense, related to the 2017 Plan. As of December 31, 2022 and 2021, there was $1.0 million and $1.4 million, respectively, of unrecognized compensation expense related to the 2017 Plan stock options with a weighted-average remaining term of 5.15 years.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables detail the activity of the 2017 Plan during the years ended December 31, 2022 and 2021:

Stock Options

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding December 31, 2020	2,052,926	$3.89	6.43	$2,617
Granted - Employee	499,804	6.73	—	—
Forfeited	(254,558)	4.56	—	—
Expired	(244,241)	3.78	—	—
Outstanding December 31, 2021	2,053,931	4.51	3.43	3,166
Granted - Employee	126,631	7.56	—	—
Granted - Nonemployee	14,863	9.25	—	—
Exercised	(1,784)	6.73	—	—
Forfeited	(153,105)	6.73	—	—
Expired	(37,448)	6.71	—	—
Outstanding December 31, 2022	2,003,088	$4.58	5.15	$2,098

Restricted Stock Units

	Restricted Stock Units	Weighted Average Fair Value
Unvested restricted stock units at December 31, 2020	—	$—
Granted - Employee	405,874	6.73
Vested	(118,903)	6.73
Unvested restricted stock units at December 31, 2021	286,971	6.73
Granted - Employee	109,984	6.73
Unvested restricted stock units at December 31, 2022	396,955	$6.73

The restricted stock units are subject to forfeiture if the participant does not meet certain conditions such as continued employment and/or the attainment of the specified performance target over the specified service period. The performance target related to the outstanding restricted stock units is the completion of an initial public offering or exchange listing. As of December 31, 2022, there was $3.5 million of unrecognized compensation expense related to the restricted stock units, of which $1.4 million related to 0.2 million restricted stock units that would be incurred upon completion of an initial public offering or exchange listing. The remaining 0.2 million restricted stock units have a remaining term of 2.0 years as of December 31, 2022.

Non-employee Grants

In May 2019, the Company issued 14,863 incentive stock options to three members of Caliber’s Advisory Board under the terms of the 2017 Plan. See Note 12 – Commitments and Contingencies - Legal Matters for information on other non-employee grants not related to the 2017 Plan.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Preferred Stock

The Company is authorized to issue up to 12,500,000 shares of Series B preferred stock pursuant to its Reg A+ Offering and second amended and restated certificate of incorporation. In the offering, which closed in February 2021, the Company raised approximately $11.0 million in proceeds. As of December 31, 2022 and 2021, 1,651,302 and 1,650,215, respectively, shares of Series B preferred stock were issued and outstanding. See Note 1 – Organization and Liquidity for more detail relating to the Series B in our Reg A+ Offering.

The powers, preferences, rights, and limitations of Series B preferred stock are as follows:

●	Series B shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the holders of common stock.

●	In the event of liquidation of the Company, the holders of Series B shall be entitled to receive, after payment is made to the holders of Series A of the full preferential amount to which they shall be entitled and before any payment or distribution shall be made in respect to any junior securities, cash in an amount equal to $6.73 for each share of Series B plus an amount equal to all declared and accrued but unpaid dividends.

●	Shares of Series B are convertible into shares of Class A common stock on the option conversion date at a conversion ratio of one share of Class A common stock, subject to adjustments.

●	Upon (i) the closing of the sale of shares of Class A common stock to the public in a firm-commitment underwritten public offering, (ii) a direct listing of Class A common stock on a national stock exchange or the OTC, (iii) the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, (iv) the date of the sale of all or substantially all of the stock or assets of the Company, or (v) the date of the written consent or affirmative vote of a majority of the Series B then outstanding, the Series B will automatically be converted into the number of shares of common stock into which such shares of Series B would be converted on the date of such occurrence.

●	Holders of Series B and holders of common stock shall vote together and not as separate classes and shall be entitled to vote with common stockholders as if their shares were converted into shares of common stock.

●	At any time when at least 25% of the initially issued shares of Series B remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of a majority of the Series B then outstanding voting separately as a single class: (i) alter the rights, powers or privileges of the Series B or bylaws in a way that adversely affects the Series B; or (ii) authorize or create any new class or series of capital stock having rights, powers, or privileges that are senior to the Series B in terms of the liquidation preference of the Series B.

Note 15 – Net Income (Loss) Per Share

Basic earnings per common share for the years ended December 31, 2022 and 2021 are calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share for the years ended December 31, 2022 and 2021, however, it was determined that there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common stockholders as Class A and Class B common stock share in the same earnings and profits, thus, having no impact on the calculation.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has calculated the basic and diluted earnings per share during the years ended December 31, 2022 and 2021 as follows (in thousands, except per share data):

	Years Ended December 31,
	2022	2021
Numerator:
Net income (loss) attributable to CaliberCos Inc.	$2,020	$(698)
Convertible debt interest	90	97
Net income (loss) attributable to common shareholders of CaliberCos Inc.	$2,110	$(601)
Denominator:
Weighted average shares outstanding – basic	18,003	17,824
Dilutive shares – options, net	1,637	—
Dilutive shares – convertible debt, net	182	—
Weighted average shares outstanding – diluted	19,822	17,824

Basic net income (loss) per share attributable to common shareholders	$0.11	$(0.03)
Diluted net income (loss) per share attributable to common shareholders	$0.11	$(0.03)

For the year ended December 31, 2021, the number of antidilutive shares consisting of exercised stock options and conversion of convertible debt, which have been excluded from the computation of diluted loss per share were as follows (in thousands):

Year Ended December 31,
2021
Additional common shares, if stock options were exercised	1,706
Additional common shares, if convertible debt were converted	197
1,903

Note 16 – Fair Value of Financial Instruments

Fair values of financial instruments held by consolidated funds are estimated using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the Company’s variable rate debt and advance key money as of December 31, 2022 and 2021 approximated fair value. The fair value of the Company’s fixed rate debt and interest rate caps were measured with Level 2 inputs. The estimated fair values for the instruments below were determined by management based on a discounted future cash-flow model (in thousands).

	December 31, 2022		December 31, 2021
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value
Hampton Inn & Suites Hotel	$6,136	$4,594	$6,345	$4,408
GC Square Apartments (1)	—	—	11,581	7,946
Ironwood Fundco, LLC (2)	—	—	2,500	2,400
Northsight Crossing AZ, LLC	14,319	9,302	—	—
Southpointe Fundco, LLC	1,050	1,004	—	—
Circle Lofts, LLC	4,889	1,915	4,965	1,975

(1)	In March 2022, GC Square, LLC sold its investment in the multi-family property and paid its existing property loan amount in full. As a result, the Company determined it was no longer the primary beneficiary of the fund and therefore the fund was deconsolidated. See Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for the additional information on the Company’s accounting for VIEs and Note 6 – Notes Payable for additional information.

(2)	In September 2022, the Company deconsolidated Ironwood Fundco, LLC, as the Company was no longer determined to be the primary beneficiary of the fund upon refinancing the loan agreement. See Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for the additional information on the Company’s accounting for VIEs and Note 6 – Notes Payable for additional information.

Note 17 – Segment Reporting

During 2021, we realigned our operating segments to better reflect the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. Outside of our interests as the manager or general partner of these funds, our benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds. The operating activities, financial results, forecasts or plans for our investment funds are regularly reviewed by our hospitality and real estate asset management managers. The Company’s chief operating decision maker reviews the operating results of our Fund Management, Development and Brokerage operating segments on a monthly basis for the purposes of allocating resources and assessing performance. This review does not include the operating activity of the consolidated funds.

The Company’s operations are organized into three operating segments which constitute three reportable segments for management and financial reporting purposes: Fund Management, Development and Brokerage. Each segment is described below:

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fund Management

The Fund Management segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), which acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from fund formation. Revenues generated by this segment include asset management fees, performance allocations and transaction and advisory fees.

Development

The Development segment represents our activities associated with providing real estate development services as their principal developer. These services include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by our funds. Revenues generated by this segment are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services and an Arizona licensed general contractor, acts as either the developer, development manager, and/or construction manager on our funds’ projects.

Brokerage

This segment includes our real estate brokerage operations. The Company generates commission revenue by acting as a broker for residential and commercial real estate owners and investors seeking to buy, sell and/or lease properties, including investment properties, as well as primary residences. The Company provides brokerage services to affiliated entities as well as third parties.

The information below includes the operating results and measures of profitability for all operating entities which the Company and our chief executive officer, who is our chief operating decision maker (“CODM”), analyze on a regular basis, for the purposes of allocating resources and assessing performance. The results of each segment are presented on a gross basis, prior to any necessary adjustments to (i) eliminate inter-segment transactions, if any, (ii) eliminate the results of entities that are not included in our accompanying consolidated financial statements, (iii) eliminate revenue activity presented gross when U.S. GAAP requires net, and (iv) reclassify items to reflect U.S. GAAP consolidated presentation.

The following tables present the revenues and net income (loss) of each of our reportable segments for the years ended December 31, 2022 and 2021 (in thousands). Consolidated fund revenues and consolidated fund net income (loss) are presented in order to meet the U.S. GAAP requirement to reconcile the total segment revenues to total revenues on the consolidated statement of operations which includes consolidated fund revenues. Interest income, interest expense, depreciation and amortization expense, and other income (expenses), net are excluded from our segment presentation as these amounts are immaterial.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2022
	Real Estate Services				Non- Controlling Interests -	Intercompany Eliminations		CaliberCos
	Fund Management	Development	Brokerage	Segment Total	Consolidated Funds	& Equity in Income		Inc. & Subsidiaries
Revenues(1)
Asset management fees	$8,311	$—	$—	$8,311	$—	$(3,840)		$4,471
Performance allocations	2,543	—	—	2,543	—	—		2,543
Transaction and advisory fees	7,312	3,492	2,460	13,264	—	(2,391)		10,873
Consolidated funds – hospitality revenue	—	—	—	—	59,564	—		59,564
Consolidated funds – other revenue	—	—	—	—	6,505	—		6,505
Total revenues	18,166	3,492	2,460	24,118	66,069	(6,231)		83,956
Net (loss) income	$(1,438)	$1,873	$1,907	$2,342	$17,719	$(6,110	)(2)	$13,951

(1)  For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund.

(2)  This amount eliminates the intercompany fees and expenses of CaliberCos Inc. and its wholly-owned subsidiaries and our consolidated funds.

	Year Ended December 31, 2021
	Real Estate Services				Non- Controlling Interests -	Intercompany Eliminations		CaliberCos
	Fund Management	Development	Brokerage	Segment Total	Consolidated Funds	& Equity in Income		Inc. & Subsidiaries
Revenues(1)
Asset management fees	$7,610	$—	$—	$7,610	$—	$(4,134)		$3,476
Performance allocations	733	—	—	733	—	—		733
Transaction and advisory fees	3,240	3,211	1,198	7,649	—	(1,983)		5,666
Consolidated funds – hospitality revenue	—	—	—	—	40,837	—		40,837
Consolidated funds – other revenue	—	—	—	—	5,321	—		5,321
Total revenues	11,583	3,211	1,198	15,992	46,158	(6,117)		56,033
Net (loss) income	$(2,244)	$440	$1,228	$(576)	$(15,373)	$(5,218	)(2)	$(21,167)

(1)  For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund.

(2)  This amount eliminates the intercompany fees and expenses of CaliberCos Inc. and its wholly-owned subsidiaries and our consolidated funds.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Subsequent Events

Management has evaluated events and transactions that occurred after December 31, 2022 through March 22, 2023, the date these consolidated financial statement were available to be issued. In addition to the matters discussed in Note 6 – Notes Payable and Note 12 – Commitments and Contingencies, the following is a summary of the significant events and transactions that took place during this period:

●	On January 31, 2023, Caliber purchased its headquarters office building for $19.5 million and assumed a $16.5 million loan secured by the building with a 4.30% interest rate and a maturity date of November 2029.

●	In January 2023, Caliber offered a promissory note financing (the “2023 Promissory Note Offering”) by issuing unsecured notes with a total potential offering size of $25.0 million for the purposes of providing capital to complete acquisitions, debt refinances, and fund other general corporate needs. As of March 22, 2023, the Company had $19.7 million outstanding under the Promissory Note Offering. Each promissory note has a 12.0% interest rate and a 12-month term that may be extended upon the mutual agreement of the lender and the borrower. The notes are prepayable at any time, subject to a payment of 12 months of minimum interest. At the option of the Company, Caliber may offer the borrowers the opportunity to convert to an equity investment in conjunction with equity offerings that occur after the Company’s initial public offering.

●	In the first quarter of 2023, we received required approval from the investors in certain hospitality funds to contribute six hospitality assets, with an aggregate fair value of $185.7 million, to the Caliber Hospitality Trust, Inc., (the “Caliber Hospitality Trust”) , a newly formed, externally-advised private hospitality company, of which we will be the external manager and be entitled to an asset management fee, performance fee and transaction and advisory fees. In conjunction with the contribution of the assets, Caliber will be entitled to receive approximately 350,000 operating partnership units of Caliber Hospitality Trust, valued at $10 per unit at the time of the combination. The Caliber Hospitality Trust is performing due diligence and is in early-stage negotiations with other third parties.

Item 8. Exhibits

Exhibit Number	Description
2.1	Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)
2.1.1	First Amendment to Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)
2.1.2	Second Amendment to Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1.2 of CaliberCos Inc.’s statement on Form 1-U (File No.24R-00272), filed with the SEC on April 23, 2020)
2.1.3	Third Amendment to Second Amended and Restated Certificate of Incorporation of CaliberCos Inc (incorporated by reference to Exhibit 3.1.3 of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on January 19, 2023)
2.1.4	Form of Third Amended and Restated Certificate of Incorporation of CaliberCos Inc (incorporated by reference to Exhibit 3.1.4 of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on March 22, 2023)
2.2	Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 2.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019).
2.2.1	Amendment No.1 to Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 2.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
2.3	Form of Amended and Restated Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 3.1.3 of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on December 14, 2022)
3.1	Form of Class A common stock Certificate (incorporated by reference to Exhibit 4.1. of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on October 28, 2022)
3.2	Amended and Restated Stockholders’ Agreement dated March 22, 2023, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader (incorporated by reference to Exhibit 4.2 of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on March 22, 2022)
3.2.1	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
3.3	Form of Warrant, exercise price of $1.70 (Tranche 1) (incorporated by reference to Exhibit 3.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
3.4	Form of Warrant, exercise price of $1.70 (Tranche 2) (incorporated by reference to Exhibit 3.4 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
4.1	Form of Subscription Agreement for CaliberCos Inc.’s Series B Preferred Stock (incorporated by reference to Exhibit 4.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 24, 2020)
6.1+	CaliberCos Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated by reference to Exhibit 6.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on December 5, 2019)
6.2+	Mortgage Note ($14,000,000) dated June 19, 2018, payable to Cerco Capital Inc. (incorporated by reference to Exhibit 6.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

6.2.1+	Guaranty of Recourse Obligations dated June 29, 2018, by Chris Loeffler and Jennifer Schrader, in favor of Cerco Capital Inc. (incorporated by reference to Exhibit 6.2.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
6.3+	Promissory Note ($62,245,000) dated September 2018, payable to RCC Real Estate, Inc. (incorporated by reference to Exhibit 6.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
6.4.1+	Guaranty of Recourse Obligations dated September 2018, by CaliberCos Inc., Jennifer Schrader, John C. Loeffler II, and Frank Heavlin, for the benefit of RCC Real Estate Inc. (incorporated by reference to Exhibit 6.3.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
6.5	Office Lease Agreement by and among Pollock Gateway II LLC and CaliberCos Inc. dated July 13, 2018 (incorporated by reference to Exhibit 6.4 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
6.6	First Amendment to Office Lease Agreement, by and among Pollock Gateway II LLC and CaliberCos Inc. dated November 14, 2018 (incorporated by reference to Exhibit 6.4.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
6.7+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jennifer Schrader (incorporated by reference to Exhibit 6.5 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
6.8+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and John C. Loeffler II (incorporated by reference to Exhibit 6.6 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
6.9+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Roy Bade (incorporated by reference to Exhibit 6.7 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
6.10+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jade Leung (incorporated by reference to Exhibit 6.8 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
6.11	Form of Indemnification Agreement between CaliberCos Inc. and its directors and officers (incorporated by reference to Exhibit 10.11 of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on November 23, 2022)
6.12	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware (incorporated by reference to Exhibit 8.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)
6.13	Caliber/ Encore Opportunistic Growth Fund Limited Liability Company Agreement dated May 1, 2022 by and between CaliberCos Inc. and Encore Caliber Holdings, LLC (incorporated by reference to Exhibit 4.2 of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on April 12, 2023)
6.14	Form of Managing Dealer Agreement by and among CaliberCos Inc., Skyway Capital Markets, LLC and Issuer (incorporated by reference to Exhibit 4.2 of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on April 12, 2023)
6.15	Sponsor Consulting Agreement dated December 1, 2022 by and among CaliberCos Inc. and Skyway Capital Markets, LLC (incorporated by reference to Exhibit 10.14 of CaliberCos Inc.’s offering statement on Form S-1/A (File No.333-267657), filed with the SEC on April 12, 2023)

+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on April 27, 2023.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Loeffler, II	Chairman and Chief Executive Officer (Principal Executive Officer)	April 27, 2023
John C. Loeffler, II

/s/ Jade Leung	Chief Financial Officer (Principal Accounting Officer)	April 27, 2023
Jade Leung

/s/ Jennifer Schrader	President, Chief Operating Officer and Vice-Chairperson	April 27, 2023
Jennifer Schrader